UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
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Ameren Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT OF AMEREN CORPORATION

Time and Date:	9:00 A.M.
Tuesday
April 28, 2009

Place:	Chase Park Plaza Hotel
Khorassan Ballroom
212 N. Kingshighway Blvd.
St. Louis, Missouri
(Free parking will be available)

IMPORTANT

If you plan to attend the annual meeting of shareholders, please advise the Company in your proxy vote (by telephone or the Internet or by checking the appropriate box on the proxy card) and bring the Admission Ticket on the reverse side of your proxy instruction card. Persons without tickets will be admitted to the meeting upon verification of their shareholdings in the Company. If your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 2, 2009, the record date for voting. Please note that cameras and other recording devices will not be allowed in the meeting.

Please vote by proxy (via telephone or the Internet or the enclosed proxy card) even if you own only a few shares. If you attend the meeting and want to change your proxy vote, you can do so by voting in person at the meeting.

AMEREN CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of

AMEREN CORPORATION

We will hold the Annual Meeting of Shareholders of Ameren Corporation at the Chase Park Plaza Hotel, Khorassan Ballroom, 212 N. Kingshighway Blvd., St. Louis, Missouri, on Tuesday, April 28, 2009, at 9:00 A.M., for the purposes of

(1)    electing 13 directors of the Company for terms ending at the annual meeting of shareholders to be held in 2010;

(2)    ratifying the appointment of independent registered public accounting firm for the fiscal year ending December 31, 2009;

(3)    considering a shareholder proposal relating to releases from the Callaway Plant, if presented at the meeting; and

(4)    acting on other proper business presented to the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

If you owned shares of the Company’s Common Stock at the close of business on March 2, 2009, you are entitled to vote at the meeting and at any adjournment thereof. All shareholders are requested to be present at the meeting in person or by proxy so that a quorum may be assured.

You may vote via telephone or the Internet or, if you prefer, you may sign and return the enclosed proxy card in the enclosed envelope. Your prompt vote by proxy will reduce expenses. Instructions for voting by telephone or the Internet are included with this mailing. If you attend the meeting, you may revoke your proxy by voting in person.

By order of the Board of Directors.

Secretary

St. Louis, Missouri

March 11, 2009

i

Policy Regarding Nominations of Directors	Appendix A

ii

PROXY STATEMENT OF AMEREN CORPORATION

(First sent or given to shareholders on or about March 11, 2009)

Principal Executive Offices:

One Ameren Plaza

1901 Chouteau Avenue

St. Louis, MO 63103

FORWARD-LOOKING INFORMATION

Statements in this proxy statement not based on historical facts are considered “forward-looking” and, accordingly, involve risks and uncertainties that could cause actual results to differ materially from those discussed. Although such forward-looking statements have been made in good faith and are based on reasonable assumptions, there is no assurance that the expected results will be achieved. These statements include (without limitation) statements as to future expectations, beliefs, plans, strategies, objectives, events, conditions, and financial performance. These statements are intended to constitute “forward-looking” statements in connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Ameren Corporation (the “Company,” “Ameren,” “we,” “us” and “our”) is providing this cautionary statement to disclose that there are important factors that could cause actual results to differ materially from those anticipated. Reference is made to our Annual Report on Form 10-K for the year ended December 31, 2008 (the “2008 Form 10-K”) filed with the Securities and Exchange Commission (the “SEC”) for a list of such factors.

INFORMATION ABOUT THE ANNUAL SHAREHOLDERS MEETING

This solicitation of proxies is made by our Board of Directors for the Annual Meeting of Shareholders of the Company to be held on Tuesday, April 28, 2009 (the “Annual Meeting”), and at any adjournment thereof. Our Annual Meeting will be held at the Chase Park Plaza Hotel, Khorassan Ballroom, 212 N. Kingshighway Blvd., St. Louis, Missouri, at 9:00 A.M. Central Time.

We are a holding company and our principal direct and indirect subsidiaries include Union Electric Company, doing business as AmerenUE (“UE”), Central Illinois Public Service Company, doing business as AmerenCIPS (“CIPS”), Central Illinois Light Company, doing business as AmerenCILCO (“CILCO”), CILCORP Inc. (“CILCORP”), Illinois Power Company, doing business as AmerenIP (“IP”), Ameren Services Company (“Ameren Services”) and Ameren Energy Generating Company (“AEG”).

VOTING

WHO CAN VOTE

The accompanying proxy card represents all shares registered in the name(s) shown thereon, including shares in our dividend reinvestment and stock purchase plan (“DRPlus Plan”), the 401(k) savings plan of Ameren, the Ameren Corporation Long-Term Incentive Plan of 1998 (“Long-Term Incentive Plan of 1998”) and the Ameren Corporation 2006 Omnibus Incentive Compensation Plan (“2006 Omnibus Incentive Compensation Plan”).

Only shareholders of our Common Stock of record at the close of business on the record date, March 2, 2009, are entitled to vote at the Annual Meeting. In order to conduct the Annual Meeting, holders of more than one-half of the outstanding shares entitled to vote must be present in person or represented by proxy so that there is a quorum. A quorum consists of a majority of the outstanding shares entitled to vote, present or represented by proxy. The voting securities of the Company on March 2, 2009, consisted of 212,768,239 shares of Common Stock. Each share of Common Stock is entitled to one vote. It is important that you vote promptly so that your shares are counted toward the quorum.

In determining whether a quorum is present at the Annual Meeting, shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter and broker non-votes (described below), shall be deemed to be represented at the meeting for quorum purposes. Shares as to which voting instructions are given as to at least one of the matters to be voted on shall also be deemed to be so represented. If the proxy states how shares will be voted in the absence of instructions by the shareholder, such shares shall be deemed to be represented at the meeting.

The New York Stock Exchange (“NYSE”) permits brokers to vote their customers’ shares on routine matters when the brokers have not received voting instructions from their customers. The election of directors and the ratification of the appointment of independent registered public accountants are examples of routine matters on which brokers may vote in this way. Brokers may not vote their customers’ shares on non-routine matters such as shareholder proposals unless they have received voting instructions from their customers. Non-voted shares on non-routine matters are called broker non-votes.

In all matters, including the election of directors, every decision of a majority of the shares entitled to vote on the subject matter and represented in person or by proxy at the meeting at which a quorum is present shall be valid as an act of the shareholders. In tabulating the number of votes on such matters (i) shares represented by a proxy which directs that the shares abstain from voting or that a vote be withheld on a matter shall be deemed to be represented at the meeting as to such matter, (ii) broker non-votes shall not be deemed to be represented at the meeting for the purpose of the vote on such matter or matters, (iii) except as provided in (iv) below, shares represented by a proxy as to which voting instructions are not given as to one or more matters to be voted on shall not be deemed to be represented at the meeting for the purpose of the vote as to such matter or matters, and (iv) a proxy which states how shares will be voted in the absence of instructions by the shareholder as to any matter shall be deemed to give voting instructions as to such matter. Shareholder votes are certified by independent inspectors of election.

The Board of Directors has adopted a confidential voting policy for proxies. This policy does not prohibit disclosure where it is required by applicable law.

HOW YOU CAN VOTE

By Proxy.  Before the Annual Meeting, you can give a proxy to vote your shares of the Company’s Common Stock in one of the following ways:

-    by calling the toll-free telephone number;

-    by using the Internet (http://www.proxyvote.com); or

-    by completing and signing the enclosed proxy card and mailing it in time to be received before the Annual Meeting.

The telephone and Internet voting procedures are designed to confirm your identity and to allow you to give your voting instructions. If you wish to vote by telephone or the Internet, please follow the instructions on your proxy card. Additional instructions will be provided on the telephone message and website. Please have your proxy card at hand when voting.

If you mail us your properly completed and signed proxy card, or vote by telephone or the Internet, your shares of our Common Stock will be voted according to the choices that you specify. If you sign and mail your proxy card without marking any choices, your proxy will be voted as recommended by the Board — FOR the Board’s nominees for director Item (1), FOR ratifying the appointment of the independent registered public accounting firm Item (2), AGAINST the shareholder proposal Item (3), and in the discretion of the named proxies upon such other matters as may properly come before the meeting.

If you hold any shares in the 401(k) savings plan of Ameren, your completed proxy card or telephone or Internet proxy vote will serve as voting instructions to the plan trustee and the plan trustee will vote your shares as you have directed. However, your voting instructions must be received at least five days prior to the Annual Meeting in order to count. In accordance with the terms of the plan, the trustee will vote all of the shares held in the plans for which voting instructions have not been received in accordance with instructions received from an independent fiduciary designated by Ameren Services.

If you have shares registered in the name of a bank, broker, or other registered owner or nominee, you should receive instructions from that registered owner about how to instruct them to vote those shares.

In Person.  You may come to the Annual Meeting and cast your vote there. Only shareholders of record at the close of business on the record date, March 2, 2009, are entitled to vote at the Annual Meeting.

HOW YOU CAN REVOKE YOUR PROXY

You may revoke your proxy at any time after you give it and before it is voted by entering a new vote by telephone or the Internet or by delivering either a written revocation or a signed proxy bearing a later date to the Secretary of the Company or by voting in person at the Annual Meeting. To revoke a proxy by telephone or the Internet, you must do so by 11:59 P.M. Eastern Time on April 24, 2009 (following the directions on the proxy card). Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

HOUSEHOLDING OF PROXY STATEMENTS AND ANNUAL REPORTS

The Company is permitted and intends to mail only one annual report and one proxy statement to multiple registered shareholders sharing an address who have received prior notice of our intent and consented to the delivery of one annual report and proxy statement per address, so long as the Company has not received contrary instructions from one or more of such shareholders. This practice is commonly referred to as “householding.” Householding reduces the volume of duplicate information received at your household and the cost to the Company of preparing and mailing duplicate materials.

If you share an address with other registered shareholders and your household receives one set of the proxy statement and the annual report and you decide you want a separate copy of the proxy statement and/or the annual report, the Company will promptly mail your separate copy if you contact the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149 or by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502). Additionally, to resume the mailing of individual copies of future annual reports and proxy statements to a particular shareholder, you may contact the Office of the Secretary, and your request will be effective within 30 days after receipt. You may request householding of these documents, by providing the Office of the Secretary with a written request to eliminate multiple mailings. The written request must include names and account numbers of all shareholders consenting to householding for a given address and must be signed by those shareholders.

Additionally, the Company has been notified that certain banks, brokers and other nominees may household the Company’s annual report and proxy statement for shareholders who hold Company shares with the bank, broker or other nominee in “street” name and have consented to householding. In this case, you may request an individual copy of this proxy statement and/or the annual report by contacting your bank, broker or other nominee.

OTHER ANNUAL MEETING MATTERS

HOW YOU CAN OBTAIN MATERIALS FOR THE ANNUAL MEETING

This proxy statement and the accompanying proxy card are first being mailed to shareholders on or about March 11, 2009. In the same package with this proxy material, you should have received a copy of our 2008 Form 10-K, including consolidated financial statements. When you receive this package, if all of these materials are not included, please contact us and a copy of any missing material will be sent at no expense to you.

You may reach us:

-    by mail addressed to

Office of the Secretary

Ameren Corporation

P.O. Box 66149, Mail Code 1370

St. Louis, MO 63166-6149

-    by calling toll free 1-800-255-2237 (or in the St. Louis area 314-554-3502).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on April 28, 2009:

This proxy statement and our 2008 Form 10-K, including consolidated financial statements, are also available to you at http://www.ameren.com/AmerenProxyMaterial.

HOW YOU CAN REVIEW THE LIST OF SHAREHOLDERS

The names of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and, for 10 days prior to the Annual Meeting, at the Office of the Secretary of the Company.

WEBCAST OF THE ANNUAL MEETING

The Annual Meeting will also be webcast on April 28, 2009. You are invited to visit http://www.ameren.com at 9:00 A.M. CT on April 28, 2009, to hear the webcast of the Annual Meeting. On our home page, you will click on “Live Webcast Annual Meeting April 28, 2009, 9:00 A.M. CT,” then the appropriate audio link. The webcast will remain on our website for one year. You cannot record your vote on this webcast.

ITEMS YOU MAY VOTE ON

ITEM (1):  ELECTION OF DIRECTORS

Thirteen directors are to be elected at the Annual Meeting to serve until the next annual meeting of shareholders and until their respective successors have been duly elected and qualified. In the absence of instructions to the contrary, executed proxies will be voted in favor of the election of the persons listed below. In the event that any nominee for election as director should become unavailable to serve, votes will be cast, pursuant to the enclosed proxy card, for such substitute nominee or nominees as may be nominated by the Nominating and Corporate Governance Committee of the Board of Directors and approved by the Board of Directors. The Board of Directors knows of no reason why any nominee will not be able to serve as director. The 13 nominees for director who receive the vote of at least a majority of the shares entitled to vote in the election of directors and represented in person or by proxy at the meeting at which a quorum is present will be elected. Shareholders may not cumulate votes in the election of directors. In the event any nominee for re-election fails to obtain the required majority vote, such nominee will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee of the Board of Directors. The Nominating and Corporate Governance Committee will evaluate the best interests of the Company and its shareholders and will recommend to the Board the action to be taken with respect to any such tendered resignation. In the event any nominee, other than a nominee for re-election, fails to obtain the required majority vote, such nominee will not be elected to the Board and there will be a vacancy on the Board of Directors as a result thereof. Pursuant to the Company’s By-Laws and Articles of Incorporation, any vacancy on the Board of Directors shall be filled by a majority of the directors then in office.

Our Board of Directors is currently comprised of 11 members. Pursuant to the Company’s By-Laws, the Board of Directors increased the number of directors from 11 to 13 members to permit the election of Ellen M. Fitzsimmons and Thomas R. Voss to the Board at the Annual Meeting.

On March 2, 2009, the Company issued a press release announcing that the Board of Directors of the Company, at a special meeting held on March 2, 2009, elected Thomas R. Voss to the position of President and Chief Executive Officer of the Company effective May 1, 2009. Mr. Voss will relinquish his positions of Executive Vice President and Chief Operating Officer of the Company and Chairman, President and Chief Executive Officer of UE effective upon undertaking his new position at the Company. Mr. Voss will succeed Gary L. Rainwater who is relinquishing his current position of President and Chief Executive Officer of the Company effective May 1, 2009. Mr. Rainwater will remain in the position of Executive Chairman, subject to his re-election to the Board at the Annual Meeting. The Company also announced that the Board of Directors nominated as directors Ms. Fitzsimmons and Mr. Voss.

INFORMATION CONCERNING NOMINEES TO THE BOARD OF DIRECTORS

The nominees for our Board of Directors are listed below, along with their age as of December 31, 2008, tenure as director and business background for at least the last five years. Each nominee has consented to being nominated for director and has agreed to serve if elected. No arrangement or understanding exists between any nominee and the Company or, to the Company’s knowledge, any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. All of the nominees are currently directors of the Company and have been previously elected by the Company’s shareholders at prior annual meetings, except for Ms. Fitzsimmons and Mr. Voss, both of whom were nominated as directors by the Board of Directors at a special meeting of the Board on March 2, 2009. Ms. Fitzsimmons was recommended to the Board by Mr. Rainwater, the Chief Executive Officer of the Company. Mr. Voss is an executive officer of the Company. There are no family relationships between any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer except that Charles W. Mueller is the father of Michael G. Mueller, who is an executive officer of certain Company subsidiaries. See “— CORPORATE GOVERNANCE — Policy and Procedures With Respect to Related Person Transactions” below for further information on this family relationship and another reportable family relationship with an employee of the Company who is not an executive officer. All of the nominees for election to the Board were unanimously recommended by the Nominating and Corporate Governance Committee of the Board of Directors and were unanimously nominated by the Board of Directors.

STEPHEN F. BRAUER

Chairman and Chief Executive Officer of Hunter Engineering Company, a privately held firm that engages in the design, manufacture and sale of computer-based automotive service equipment worldwide. Mr. Brauer joined Hunter Engineering in 1971, became Chief Operating Officer in 1978 and Chief Executive Officer in 1980. In 2001, Mr. Brauer took a leave of absence from Hunter Engineering to become the United States ambassador to Belgium, serving two and one-half years in that capacity before returning to Hunter Engineering in 2003. Director of the Company since 2006.

Age:  63.

SUSAN S. ELLIOTT

Chairman and Chief Executive Officer of Systems Service Enterprises, Inc., a privately held information technology firm. Ms. Elliott founded Systems Service Enterprises, Inc. in 1966. Director of the Company since 2003. Ms. Elliott is a past Chairman of the Federal Reserve Bank of St. Louis.

Age:  71.

ELLEN M. FITZSIMMONS

Senior Vice President of Law and Public Affairs, General Counsel and Corporate Secretary of CSX Corporation, a leading transportation supplier. Ms. Fitzsimmons joined CSX Corporation in 1991 and has served in her current position since December 2003. Ms. Fitzsimmons oversees all legal, government relations and public affairs activities for CSX. During Ms. Fitzsimmons’ 17-year tenure with CSX, her responsibilities have included key roles in major risk and corporate governance-related areas.

Age:  48.

WALTER J. GALVIN

Senior Executive Vice President and Chief Financial Officer of Emerson Electric Co., an electrical and electronic manufacturer. Mr. Galvin has served as Emerson’s Chief Financial Officer since 1993 and became a Senior Executive Vice President of Emerson in 2004. He has served as a management member of Emerson’s Board of Directors since 2000. Other directorships: Emerson Electric Co.; F.M. Global Insurance Company. Director of the Company since 2007.

Age:  62.

GAYLE P. W. JACKSON, PH.D.

President of Energy Global, Inc., a consulting firm which specializes in corporate development, diversification and government relations strategies for energy companies. From 2002 to 2004, Dr. Jackson served as Managing Director of FE Clean Energy Group, a global private equity management firm that invests in energy companies and projects in Central and Eastern Europe, Latin America and Asia. Dr. Jackson is a past Deputy Chairman of the Federal Reserve Bank of St. Louis. Director of the Company since 2005. Other directorships: Atlas Pipeline Partners, L.P.

Age:  62.

JAMES C. JOHNSON

Vice President and Assistant General Counsel, Commercial Airplanes of The Boeing Company, an aerospace and defense firm. Mr. Johnson joined The Boeing Company in May 1998 and has served in a number of responsible positions since that time, including serving as Vice President, Corporate Secretary and Assistant General Counsel from December 2003 and, most recently, his current position since November 2007. Director of the Company since 2005. Other directorships: Hanesbrands Inc.

Age:  56.

CHARLES W. MUELLER

Retired Chairman and Chief Executive Officer of the Company, UE and Ameren Services and retired Chairman of CILCORP and CILCO. Mr. Mueller began his career with UE in 1961 as an engineer and held various positions with UE and other Ameren subsidiaries during his employment. Mr. Mueller was elected Chairman, Chief Executive Officer and President of Ameren upon its formation in 1997. He was elected Chairman of CILCORP and CILCO in January 2003. Mr. Mueller retired as an officer of Ameren and its subsidiaries on December 31, 2003. Director of the Company since 1997.

Age:  70.

DOUGLAS R. OBERHELMAN

Group President of Caterpillar Inc., a maker of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Mr. Oberhelman joined Caterpillar in 1975. He was elected a Vice President in 1995 when he served as Caterpillar’s Chief Financial Officer. Mr. Oberhelman was elected a Group President in 2001 and now has responsibility for Caterpillar’s diesel engine, Solar Turbines and Progress Rail services businesses; and remanufacturing and corporate human relations divisions. Director of the Company since 2003. Other directorships: Eli Lilly and Company.

Age:  55.

GARY L. RAINWATER

Chairman, President and Chief Executive Officer of the Company and CILCORP (through April 30, 2009 and effective May 1, 2009, Executive Chairman of the Company). Mr. Rainwater began his career with UE in 1979 as an engineer and has held various positions with UE and other Ameren subsidiaries during his employment. Effective January 1, 2004, Mr. Rainwater was elected to serve as Chairman and Chief Executive Officer of the Company, UE and Ameren Services in addition to his position as President. At that time, he was also elected Chairman of CILCORP and CILCO in addition to his position as Chief Executive Officer and President of those companies which he assumed in 2003. In September 2004, upon Ameren’s acquisition of IP, Mr. Rainwater was elected Chairman, Chief Executive Officer and President of IP. He held the position of Chairman of CIPS, CILCO and IP after relinquishing his position as President in October 2004. Effective January 2007, Mr. Rainwater relinquished his positions as Chairman, President and Chief Executive Officer of UE and Ameren Services and as Chairman and Chief Executive Officer of CIPS, CILCO and IP. Effective May 1, 2009, Mr. Rainwater will relinquish his position of President and Chief Executive Officer of the Company. He will remain Executive Chairman of the Company, subject to his re-election at the Annual Meeting. Director of the Company since 2003. Director of the following Ameren subsidiary: CILCORP (through April 30, 2009). Due to Mr. Rainwater’s change in position as discussed above, in 2009, he was not nominated for re-election as a director of CILCORP.

Age:  62.

HARVEY SALIGMAN

Partner of Cynwyd Investments, a family real estate partnership. Mr. Saligman has been a partner of Cynwyd Investments since 1996. He also served in various executive capacities in the consumer products industry for more than 35 years. Director of the Company since 1997.

Age:  70.

PATRICK T. STOKES

Former Chairman of Anheuser-Busch Companies, Inc., which was the holding company parent of Anheuser-Busch, Incorporated, a producer and distributor of beer, which was acquired by InBev N.V./S.A. in November 2008. Mr. Stokes served as Chairman of Anheuser-Busch Companies, Inc. from December 2006 to November 2008 and was affiliated with Anheuser-Busch since 1969. He served as Senior Executive Vice President of Anheuser-Busch Companies, Inc. from 2000 to 2002 and as President and Chief Executive Officer from 2002 until December 2006. Director of the Company since 2004. Director of CILCORP, an Ameren subsidiary, since 2008. Other directorships: U.S. Bancorp.

Age:  66.

THOMAS R. VOSS

Executive Vice President and Chief Operating Officer of the Company and Chairman, President and Chief Executive Officer of UE (through April 30, 2009 and effective May 1, 2009, President and Chief Executive Officer of the Company). Mr. Voss began his career with UE in 1969. He was elected Senior Vice President of UE, CIPS and Ameren Services in 1999, of AEG in 2001, of CILCORP and CILCO in 2003 and of IP in September 2004. He was elected Executive Vice President and Chief Operating Officer of the Company effective January 1, 2005 and Executive Vice President of UE, CIPS, CILCORP, CILCO and IP effective in May 2006. In January 2007, Mr. Voss was elected Chairman, President and Chief Executive Officer of UE. In April 2007, in connection with certain organizational changes to the Company’s structure and reporting relationships, Mr. Voss relinquished his officer positions at CIPS, Ameren Services, CILCO and IP and in May 2007, he relinquished his officer positions at CILCORP and AEG. Effective May 1, 2009, Mr. Voss will assume the position of President and Chief Executive Officer of the Company and will relinquish his positions of Executive Vice President and Chief Operating Officer of the Company and Chairman, President and Chief Executive Officer of UE. Director of the following Ameren subsidiary: UE (through April 28, 2009, the date of UE’s annual meeting of shareholders). As part of the organizational changes referred to above, in 2008, Mr. Voss was not nominated for re-election as a director of CILCO, CILCORP, CIPS and IP, and in 2009, he was not nominated for re-election as a director of UE. Mr. Voss is a nominee for election as a director of CILCORP effective May 1, 2009.

Age:  61.

JACK D. WOODARD

Retired Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc., a subsidiary of The Southern Company, which is a utility holding company. Mr. Woodard joined The Southern Company system in 1971 and in 1993, Mr. Woodard was elected Executive Vice President and Chief Nuclear Officer of Southern Nuclear Operating Company, Inc. He retired in 2004. Mr. Woodard served as an independent advisor to Ameren’s Board of Directors and to the Board’s Nuclear Oversight Committee from 2005 until his election as a director. Director of the Company since 2006.

Age:  65.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THESE DIRECTOR NOMINEES.

BOARD STRUCTURE

Board and Committee Meetings and Annual Meeting Attendance

During 2008, the Board of Directors met eight times. All directors attended or participated in 75 percent or more of the aggregate number of meetings of the Board and the Board Committees of which they were members.

The Company has adopted a policy under which Board members are expected to attend each shareholders’ meeting. At the 2008 annual meeting, 10 of the 13 then incumbent directors and 10 of the 11 directors nominated for election in 2008 were in attendance.

Director Qualification Standards

The Board of Directors, in accordance with NYSE listing standards, has adopted a formal set of Corporate Governance Guidelines which include certain director qualification standards.

Directors who attain age 72 prior to the date of an annual meeting are required to submit a letter to the Nominating and Corporate Governance Committee offering his or her resignation, effective with the end of the director’s elected term, for consideration by the Committee. The Nominating and Corporate Governance Committee will review the appropriateness of continued service on the Board of Directors by that director and make a recommendation to the Board of Directors and, if applicable, annually thereafter.

In addition, the Corporate Governance Guidelines provide that a director who undergoes a significant change in professional responsibilities, occupation or business association is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will then evaluate the facts and circumstances and make a recommendation to the Board whether to accept the offered resignation or request that the director continue to serve on the Board.

Board Committees

The Board of Directors has a standing Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, Public Policy Committee and Finance Committee (established by the Board in December 2008), the members of which are identified below. The Audit and Risk Committee, Human Resources Committee and Nominating and Corporate Governance Committee are comprised entirely of non-management directors, each of whom the Board of Directors has determined to be “independent” as defined by the relevant provisions of the Sarbanes-Oxley Act of 2002, the NYSE listing standards and the Company’s Policy Regarding Nominations of Directors (the “Director Nomination Policy”). The Board of Directors dissolved its standing Executive Committee in April 2008.

Audit and Risk Committee

Members:	Douglas R. Oberhelman, Chairman	Susan S. Elliott
Stephen F. Brauer

Charter

The Audit and Risk Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Audit and Risk Committee’s Charter provides that the Committee’s duties include: (1) reviewing with management the design and effectiveness of the Company’s system of internal controls over financial reporting; (2) reviewing the scope and results of the annual audit and other services performed by the independent registered public accountants; (3) reviewing and discussing with management and the independent registered public accountants the Company’s annual audited financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and recommending to the Board the inclusion of such financial statements in the Company’s Annual Report on SEC Form 10-K (see “AUDIT AND RISK COMMITTEE REPORT” below); (4) reviewing and discussing with management and the independent registered public accountants the Company’s quarterly financial statements and the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and authorizing the inclusion of such financial statements in the Company’s Quarterly Reports on SEC Form 10-Q; (5) reviewing with management and the independent registered public accountants the Company’s earnings press releases; (6) appointing, compensating, overseeing and evaluating the independent registered public accountants and pre-approving all audit and audit-related engagement fees and terms and other significant compensation to be paid to the independent registered public accountants; (7) pre-approving all non-audit engagements with the independent registered public accountants, except that pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee as described below under “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES;” (8) reviewing and approving the annual internal audit plan, annual staffing plan and financial budget of the internal auditors; (9) reviewing the appointment of the Company’s internal audit manager, or approving the retention of any third party provider of internal audit services; (10) reviewing the performance of the Company’s internal audit function and ensuring that the Company maintains an internal audit function; (11) reviewing with management business risk management processes, including the identification, assessment, mitigation and monitoring of risk on a Company-wide basis; and (12) taking other actions as required by the Sarbanes-Oxley Act of 2002, the NYSE listing standards and its Charter. The Audit and Risk Committee has established a system to enable employees to communicate directly with the members of the Committee about deficiencies in the Company’s accounting, internal controls and financial reporting practices. The Audit and Risk Committee held 11 meetings in 2008. The Board of Directors has determined that each of the members of the Audit and Risk Committee is qualified to serve on the Audit and Risk Committee in accordance with the criteria specified in rules issued by the SEC and the NYSE. The Board of Directors has determined that Douglas R. Oberhelman qualifies as an “audit committee financial expert” as that term is defined by SEC rules.

The Audit and Risk Committee of Ameren Corporation performs its committee functions for all Ameren Corporation subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934.

Human Resources Committee

Members:	Patrick T. Stokes, Chairman	James C. Johnson
	Walter J. Galvin	Harvey Saligman

Charter

The Human Resources Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Human Resources Committee’s Charter provides that the Committee’s duties include: (1) reviewing and approving corporate goals and objectives relevant to compensation of Chief Executive Officers of the Company and its subsidiaries, evaluating performance and compensation of these officers in light of such goals and objectives and establishing compensation levels for these officers; (2) overseeing the evaluation of other executive officers of the Company and its subsidiaries and approving the general compensation program and salary structure of such executive officers; (3) administering and approving awards under the Company’s incentive compensation plan; (4) reviewing and approving any executive employment agreements, severance agreements, change in control agreements and determining policy with respect to Section 162(m) of the Internal Revenue Code of 1986 (the “IRC”); (5) reviewing and discussing with management the Compensation Discussion and Analysis section of the Company’s Form 10-K and proxy statement; (6) preparing an annual report regarding the Compensation Discussion and Analysis section for the Company’s Form 10-K and proxy statement; and (7) acting on important policy matters affecting Company personnel.

The Human Resources Committee held six meetings in 2008. See “EXECUTIVE COMPENSATION — HUMAN RESOURCES COMMITTEE REPORT” below.

The Human Resources Committee of Ameren Corporation performs its committee functions for all Ameren Corporation subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934.

Governance

The Human Resources Committee focuses on good governance practices in its operation. In 2008, this included:

•	considering compensation for the Executives (as defined below) in the context of all of the components of total compensation;

•	requiring several meetings to discuss important decisions;

•

reviewing tally sheets for the Executives including all components of total compensation packages (tally sheets help the Committee understand the cumulative effect of the compensation decisions it has made over time, to determine whether the result has been excessive or unreasonable; the Committee concluded upon review that it was neither);

•	receiving meeting materials several days in advance of meetings;

•	conducting executive sessions with Committee members only; and

•	obtaining professional advice from an outside compensation consultant engaged directly by and who reports to the Committee.

Delegation of Authority

In 2008, the Human Resources Committee delegated authority to the Human Resources Administrative Committee comprised of designated members of management to approve employee separation packages for certain employees, not including the Executives, under certain circumstances.

Role of Executive Officers

During 2008, the Chief Executive Officer, with input from the Senior Vice President and Chief Human Resources Officer (Ms. Donna Martin), recommended to the Committee base salary, target short-term incentive levels, actual short-term incentive payouts and long- term incentive grants for the other Executives. The Human Resources Committee considered, discussed, modified as appropriate, and took action on such proposals. Mr. Rainwater was not involved in determining his own compensation.

Role of Compensation Consultants

In 2008, the Human Resources Committee directly retained Hewitt Associates (“Hewitt”) as its outside compensation consulting firm. The Committee informed Hewitt in writing that it expected Hewitt to be frank and upfront with the Committee at all times and to advise the Committee if and when there were elements of management proposals to the Committee that Hewitt believed the Committee should not support. The Committee specified that the scope of Hewitt’s work with the Committee was to:

•	provide ongoing recommendations regarding executive compensation consistent with Ameren’s business needs, its pay philosophy, market trends and the latest legal and regulatory considerations;

•	provide market data as background to annual decisions regarding CEO and senior management base salaries and short-term and long-term incentive amounts;

•	advise the Committee as to best practices for working effectively with management while representing shareholders’ interests; and

•	provide other services as the Committee may request.

For 2008, Hewitt provided the following services to the Committee:

•	competitive market pay analyses and market trend analyses;

•	preparation of tally sheets and review of the same with the Committee;

•	advice with respect to legal, regulatory, and/or accounting considerations impacting Ameren’s compensation and benefit programs;

•

assistance with the design of compensation and benefit programs, including changes in the design of the short-term incentive compensation program for 2008; and a change in the long-term incentive compensation program for grants made in 2009; and

•	other requests relating to executive compensation issues.

Hewitt representatives attended four of the six Human Resources Committee meetings during 2008 and, as described below, met separately with the Committee.

In 2004, the Human Resources Committee selected the principal executive compensation consultant from Hewitt that reports to the Committee. Various factors contribute to the autonomy of the executive compensation consultant, including the following: (1) the consultant does not operate as the primary relationship manager for other work Ameren may do with the consultant’s firm, and (2) the consultant meets separately with the Committee members outside the presence of management at each meeting which the consultant attends at the Committee’s request, and speaks separately with the Committee Chair and other Committee members between meetings, as necessary or desired. In addition, Hewitt adopted a policy, effective October 1, 2007, that expressly provides that the compensation of its executive compensation consultants will not be impacted by any other services Hewitt may provide to the clients served by those consultants, or by Hewitt’s overall profitability.

HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of the Human Resources Committee of the Board of Directors, Messrs. Johnson, Galvin, Saligman and Stokes, were not at any time during 2008 or at any other time an officer or employee of the Company, and no member had any relationship with the Company requiring disclosure under applicable SEC rules.

No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Company’s Board of Directors or the Human Resources Committee during 2008.

Nominating and Corporate Governance Committee

Members:	James C. Johnson, Chairman	Harvey Saligman
	Douglas R. Oberhelman	Patrick T. Stokes

Charter

The Nominating and Corporate Governance Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Nominating and Corporate Governance Committee is responsible for the nomination of directors and the Company’s corporate governance practices. More specifically, the Charter provides that the Committee’s duties include: (1) adopting policies and procedures for identifying and evaluating director nominees, including nominees recommended by shareholders; (2) identifying and evaluating individuals qualified to become Board members, considering director candidates recommended by shareholders and recommending that the Board select the director nominees for the next annual meeting of shareholders; (3) reviewing the Board’s policy for director compensation and benefits; (4) establishing a process by which shareholders and other interested persons will be able to communicate with members of the Board; and (5) developing and recommending to the Board corporate governance guidelines applicable to the Company. The Nominating and Corporate Governance Committee also has oversight responsibilities with respect to the Company’s code of business conduct (referred to as its Corporate Compliance Policy), its Code of Ethics for Principal Executive and Senior Financial Officers and its Policy and Procedures With Respect to Related Person Transactions. See “— CORPORATE GOVERNANCE” below. The Nominating and Corporate Governance Committee held six meetings in 2008.

The Nominating and Corporate Governance Committee of Ameren Corporation performs its committee functions for all Ameren Corporation subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934.

Consideration of Director Nominees

The Nominating and Corporate Governance Committee will consider director nominations from shareholders in accordance with the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. Briefly, the Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company who provide the required information and certifications within the time requirements, as set forth in the Director Nomination Policy. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees. In 2008, the Company made payments in the approximate amount of $140,000 to Spencer Stuart, Inc., which was engaged by the Committee, to assist in identifying and evaluating potential director nominees.

In considering a potential nominee for the Board, shareholders should note that in selecting candidates, the Nominating and Corporate Governance Committee endeavors to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who display the independence to effectively represent the best interests of all shareholders. Candidates are selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors will be evaluated using a substantially similar process and under no circumstances will the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

The Nominating and Corporate Governance Committee considers the following qualifications at a minimum in recommending to the Board potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined by the Company’s Director Nomination Policy. See “— CORPORATE GOVERNANCE — Director Independence” below.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Corporate Governance Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Nominating and Corporate Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules.

The Company’s Corporate Governance Guidelines provide that if a director has a significant change in professional responsibilities, occupation or business association, he or she is required to notify the Nominating and Corporate Governance Committee and offer his or her resignation from the Board. The Nominating and Corporate Governance Committee will evaluate the facts and circumstances and make a recommendation to the Board whether to accept the resignation or request the director to continue to serve on the Board. In accordance with the Corporate Governance Guidelines, Director Johnson offered his resignation from the Company’s Board of Directors effective at the February 2009 Board meeting due to his anticipated retirement from The Boeing Company in late March 2009. The Nominating and Corporate Governance Committee at its February 2009 meeting evaluated the facts and circumstances involving Director Johnson’s offer to resign. The Nominating and Corporate Governance Committee recommended to the Board of Directors that the Board request that Director Johnson continue to serve as a Company director. The Nominating and Corporate Governance Committee and the Board of Directors concluded that Director Johnson’s continued service on the Board was in the best interests of the Company and its shareholders given his many contributions to the Board and the Company since becoming a director in 2005. Director Johnson did not participate in the Nominating and Corporate Governance Committee and Board deliberations relating to this matter. The Chairman of the Company’s Board of Directors, Gary L. Rainwater, also offered his resignation from the Board effective May 1, 2009. As discussed under “— ITEM (1): ELECTION OF DIRECTORS” above, Mr. Rainwater is relinquishing his current position of President and Chief Executive Officer of the Company effective May 1, 2009. The Nominating and Corporate Governance Committee, at a special meeting in March 2009, evaluated the facts and circumstances involving Mr. Rainwater’s offer to resign. The Nominating and Corporate Governance Committee recommended to the Board of Directors that the Board request that Mr. Rainwater continue to serve on the Company’s Board of Directors as Executive Chairman, subject to his re-election to the Board at the Annual Meeting. The Nominating and Corporate Governance Committee and the Board of Directors concluded that Mr. Rainwater’s continued service on the Board was in the best interests of the Company and its shareholders given his many contributions to the Board and the Company and its subsidiaries. Mr. Rainwater did not participate in the Board deliberations relating to this matter.

The Company’s Director Nomination Policy requires all directors standing for re-election to agree that in the event any director fails to obtain the required majority vote at an annual meeting of shareholders, such director will tender his or her resignation as a director for consideration by the Nominating and Corporate Governance Committee and recommendation to the Company’s Board.

Public Policy Committee

Members:	Gayle P.W. Jackson, Chairman	Jack D. Woodard
Charles W. Mueller

Charter

The Public Policy Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Public Policy Committee’s Charter provides that the Committee’s duties include (1) identifying, evaluating and monitoring matters relating to corporate citizenship, including, but not limited to, the support of charitable, political and educational organizations; relevant health and safety issues; and community and government relations; (2) reviewing the Company’s policies and practices relating to protecting the environment; (3) reviewing the Company’s position regarding relevant public affairs issues and keeping abreast of the Company’s involvement in key regulatory proceedings; (4) assuring that the Company addresses relevant public affairs issues from a perspective that emphasizes the interests of its key constituents, recognizing the long-term interests of shareholders; (5) reviewing and making recommendations to the Board on shareholder proposals, for inclusion in the Company’s proxy materials, that relate to public affairs and/or corporate social responsibility issues; and (6) reviewing annually with management the Company’s performance for the immediately preceding year regarding stakeholder relationships (including, as appropriate, communities, customers, employees and shareholders). In connection with the formation of the Finance Committee in December 2008, directors Stephen F. Brauer and Walter J. Galvin were appointed by the Board to serve on the Finance Committee and upon such appointment, no longer served as members of the Public Policy Committee. Director Charles W. Mueller, who also was appointed to the Finance Committee, remained a member of the Public Policy Committee. The Public Policy Committee held six meetings in 2008.

Finance Committee

Members:	Walter J. Galvin, Chairman	Charles W. Mueller
Stephen F. Brauer

Charter

The Finance Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Finance Committee, established by the Board in December 2008, maintains oversight responsibility with respect to certain financial affairs of the Company and its subsidiaries. The Finance Committee Charter provides that the Committee’s duties include: (1) overseeing the overall financial policies and objectives of the Company and its subsidiaries, including capital project review and approval of financing plans and transactions, investment policies and transactions and rating agency objectives and making recommendations regarding the Company’s dividend policy; (2) reviewing and recommending for approval by the Board the capital budget of the Company and its subsidiaries; (3) reviewing and approving all capital projects with estimated capital expenditures of between $25 million and $50 million, as well as monitor progress until completion; (4) reviewing and recommending for approval by the Board all capital projects with estimated capital costs in excess of $50 million, as well as monitor progress until completion; (5) reviewing and evaluating potential mergers, acquisitions, participations in joint ventures, divestitures and other similar transactions; (6) reviewing and approving the investment strategy and asset allocation guidelines for those pension plans sponsored and administered by the Company or one or more of its subsidiaries (“Company Pension Plans”); (7) approving actions or delegating responsibilities for the purpose of implementing the investment strategy and asset allocation guidelines for the Company Pension Plans; (8) reviewing and providing recommendations to the Board concerning the approval of amendments to the Company Pension Plans, except as otherwise delegated; (9) monitoring actuarial assumptions and reviewing the investment performance, funded status and projected contributions for the Company Pension Plans; and (10) (A) reviewing the Company’s and its subsidiaries’ capital markets and other financing plans, (B) reviewing and making recommendations to the Board with respect to the Company’s equity financings and (C) reviewing and approving the parameters for the material terms of the Company’s long-term debt financings and its subsidiaries’ long-term debt and equity issuances. The Finance Committee did not meet in 2008.

Nuclear Oversight Committee

Members:	Jack D. Woodard, Chairman	Gayle P.W. Jackson
	Susan S. Elliott	Charles W. Mueller

Charter

The Nuclear Oversight Committee’s Charter is posted on the Company’s website, at http://www.ameren.com/Investors.

The Nuclear Oversight Committee’s Charter provides that the Committee’s duties include providing Board-level oversight of the Company’s nuclear power facility as well as long-term plans and strategies of Ameren’s nuclear power program and making appropriate reports to the Board. The Nuclear Oversight Committee held six meetings in 2008.

Executive Sessions of Non-management Directors and of Independent Directors

The non-management directors meet privately in executive sessions to consider such matters as they deem appropriate, without management being present, as a routinely scheduled agenda item for every Board meeting. An executive session including only independent directors as defined by the NYSE listing standards is also held no less than once each year. During 2008, all non-management directors were independent, except Charles W. Mueller and Jack D. Woodard. Patrick T. Stokes served as Lead Director presiding at such executive sessions during 2008 after the retirement of Gordon R. Lohman from that position and the Board in April 2008. The Lead Director’s duties include convening and chairing meetings of the non-management directors in executive session at each Board meeting; convening and chairing meetings of the independent directors in executive session at each Board meeting; presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the non-management directors and independent directors; soliciting the non-management directors for advice on agenda items for meetings of the Board; serving as a liaison between the Chairman and Chief Executive Officer and the non-management directors; calling meetings of the independent directors; collaborating with the Chairman and Chief Executive Officer in developing the agenda for meetings of the Board and approving such agendas; consulting with the Chairman and Chief Executive Officer on information that is sent to the Board; collaborating with the Chairman and Chief Executive Officer and the chairpersons of the standing committees in developing and managing the schedule of meetings of the Board and approving such schedules; and if requested by major shareholders, ensuring that he is available for consultation and direct communication.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Policies, Committee Charters and Codes of Conduct

The Board of Directors has adopted Corporate Governance Guidelines, a Director Nomination Policy, a Policy Regarding Communications to the Board of Directors, a Policy and Procedures With Respect to Related Person Transactions and written charters for its Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, Public Policy Committee and Finance Committee. The Board of Directors also has adopted the Company’s code of business conduct (referred to as its Corporate Compliance Policy) applicable to all of the Company’s directors, officers and employees and the Company’s Code of Ethics for Principal Executive and Senior Financial Officers. These documents and other items relating to the governance of the Company, including the Company’s corporate strategic planning process and the Board’s involvement in such process, can be found on our website at http://www.ameren.com. These documents are also available in print free of charge to any shareholder who requests them from the Office of the Company’s Secretary.

Director Independence

Pursuant to NYSE listing standards, the Company’s Board of Directors has adopted a formal set of categorical independent standards with respect to the determination of director independence. These standards are set forth in the Company’s Director Nomination Policy, as amended in October 2008. The Director Nomination Policy was amended in response to

NYSE listed company corporate governance rule changes, effective September 11, 2008, with respect to two of its “bright-line” director independence tests and to reflect certain changes to the Company’s By-Laws relating to advance notice requirements for shareholder nominations of directors and for submitting other business before an annual meeting of shareholders. The NYSE independence tests (and the Director Nomination Policy) previously provided that a director may not be deemed independent if the director had received, or has an immediate family member (as defined under the NYSE listing standards) who had received, more than $100,000 in direct compensation from the listed company during any 12-month period within the last three years, other than director and committee fees and certain other types of compensation. The dollar threshold in this test was increased to $120,000, consistent with the dollar threshold under Item 404(a) of Regulation S-K, which governs the SEC’s disclosure requirements for related person transactions. In addition, the prior NYSE independence tests (and the Director Nomination Policy) precluded a director from being deemed independent if the director’s immediate family member served as a current employee in the audit, assurance or tax compliance practice of the Company’s internal or external auditor. Under the amended test, a director may still be considered independent if the director’s immediate family member currently works for the Company’s internal or external auditor, as long as the immediate family member is not a partner of the Company’s auditor or is not personally involved (and has not been personally involved for the past three years) in the Company’s audit. The Director Nomination Policy, as amended, is attached to this proxy statement as Appendix A. The provisions of the Director Nomination Policy regarding director independence meet and in some areas exceed the listing standards of the NYSE. In accordance with the Director Nomination Policy, in order to be considered independent a director must be determined to have no material relationship with the Company other than as a director. The Director Nomination Policy specifies the criteria by which the independence of our directors will be determined.

Under the Director Nomination Policy, an “independent director” is one who:

•	has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

•	is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

•	has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

•

has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

•

is not currently a partner or employee of a firm that is the Company’s internal or external auditor; does not have an immediate family member who is a current partner of the Company’s internal or external auditor; does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and for the past three years has not, and no member of his or her immediate family has been a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

•	is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has,

been part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

•

is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or two percent of such other company’s consolidated revenues during any of the past three years;

•	is free of any relationships with the Company that may impair, or appear to impair his or her ability to make independent judgments; and

•

is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or two percent of such charitable organization’s total annual receipts.

For purposes of determining a “material relationship,” the following standards are utilized:

•

any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and

•

the aggregate amount of such payments must not exceed two percent of the Company’s consolidated gross revenues; provided, however, there may be excluded from this two percent standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director or the director’s immediate family member is a principal/executive officer or in which the director or the director’s immediate family member holds at least a five percent equity interest.

In accordance with the Director Nomination Policy, the Board undertook its annual review of director independence. During this review, the Board considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. The Board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder). As provided in the Director Nomination Policy, the purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

This review specifically included all transactions with entities with which the directors are associated. Certain directors are employed by or otherwise associated with companies which purchased energy services from subsidiaries of the Company, which services were either rate-regulated or competitively bid. In particular, the Board reviewed transactions between subsidiaries of the Company and Emerson Electric Co. and Caterpillar Inc. and their respective subsidiaries and affiliates since the aggregate amount involved in such transactions exceeded $120,000. Mr. Galvin is the Chief Financial Officer of Emerson Electric Co., which, together with its subsidiaries (“Emerson”), purchased rate-regulated energy services from and made utility pole attachment license payments to Company subsidiaries. Certain Company subsidiaries purchased engineering system support and consulting services as well as electric motors, control valves and associated instrumentation and other materials from Emerson. The Board determined that its subsidiaries followed the Company procurement and sales policies and procedures, that the amounts were well under the thresholds under the director independence requirements and that Mr. Galvin did not have a direct or indirect material interest in the transactions. Mr. Oberhelman is a Group President of Caterpillar Inc. In addition, Mr. Oberhelman’s wife is the Chief Executive Officer of Cullinan Properties, Ltd. (“Cullinan Properties”), a real estate development firm. The transactions between Company subsidiaries and (1) Caterpillar Inc. and its subsidiaries and affiliates and (2) Cullinan Properties and its subsidiaries and affiliates are described below in this proxy statement under the heading, “Policy and Procedures With Respect to Related Person Transactions.” The Board determined that its subsidiaries followed Company procurement and sales policies and procedures and that the amounts were well under the thresholds under the director independence requirements.

The Board also reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the directors or their immediate family members serve as an executive officer. The Board determined that the contributions were consistent with similar contributions, were approved in accordance with the Company’s normal procedures and were under the thresholds of the director independence requirements.

All of the referenced transactions were ordinary course commercial transactions made on an arms length basis. The Board considered each of these transactions and relationships and determined that none of them was material or affected the independence of directors involved under either the general independence standards contained in the NYSE’s listing standards or the categorical standards contained in our Director Nomination Policy.

As a result of this review, the Board, at its meeting in February 2009, affirmatively determined that the following directors are independent under the standards set forth in the Director Nomination Policy: Stephen F. Brauer, Susan S. Elliott, Walter J. Galvin, Gayle P.W. Jackson, James C. Johnson, Richard A. Liddy, Gordon R. Lohman, Douglas R. Oberhelman, Harvey Saligman, Patrick T. Stokes and Jack D. Woodard (effective as of April 1, 2009); and that Gary L. Rainwater and Charles W. Mueller are not independent under the Director Nomination Policy. Jack D. Woodard, a non-management director who was previously not considered an independent director, was determined to be independent effective April 1, 2009, which is more than three years since the last twelve-month period in which he received more than $120,000 for his services as an advisor to the Board and its Nuclear Oversight Committee. Additionally, the Board, at a special meeting in March 2009, affirmatively determined that Ellen M. Fitzsimmons, if elected to the Board at the Annual Meeting, is independent under the standards set forth in the Director Nomination Policy. The Board also determined that Thomas R. Voss, if elected to the Board at the Annual Meeting, will not be independent under the Director Nomination Policy.

All members of the Audit and Risk Committee, the Human Resources Committee and the Nominating and Corporate Governance Committee of the Board of Directors are independent under the standards set forth in the Director Nomination Policy.

Policy and Procedures With Respect to Related Person Transactions

In 2007, the Board of Directors adopted the Ameren Corporation Policy and Procedures With Respect to Related Person Transactions. This written policy provides that the Nominating and Corporate Governance Committee will review and approve Related Person Transactions (as defined below); provided that the Human Resources Committee will review and approve the compensation of each Company employee who is an immediate family member of a Company director or executive officer and whose compensation exceeds $120,000. The Chair of the Nominating and Corporate Governance Committee has delegated authority to act between Committee meetings.

The policy defines a “Related Person Transaction” as a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000 and in which any Related Person had, has or will have a direct or indirect material interest, other than (1) competitively bid or regulated public utility services transactions, (2) transactions involving trustee type services, (3) transactions in which the Related Person’s interest arises solely from ownership of Company equity securities and all equity security holders received the same benefit on a pro rata basis, (4) an employment relationship or transaction involving an executive officer and any related compensation solely resulting from that employment relationship or transaction if (i) the compensation arising from the relationship or transaction is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules; or (ii) the executive officer is not an immediate family member of another executive officer or director and such compensation would have been reported under the SEC’s executive and director compensation proxy statement disclosure rules as compensation earned for services to the Company if the executive officer was a named executive officer as that term is defined in the SEC’s executive and director compensation proxy statement disclosure rules, and such compensation has been or will be approved, or recommended to our Board of Directors for approval, by the Human Resources Committee of our Board of Directors; or (5) if the compensation of or transaction with a director is or will be reported pursuant to the SEC’s executive and director compensation proxy statement disclosure rules.

“Related Person” is defined as (1) each director, director nominee and executive officer of the Company, (2) five percent or greater beneficial owners, (3) immediate family members of the foregoing persons and (4) any entity in which any of the foregoing persons is a general partner or principal or in a similar position or in which such person and all other related persons to such person has a 10 percent or greater beneficial interest.

The Office of the Corporate Secretary of the Company will assess whether a proposed transaction is a Related Person Transaction for purposes of the policy.

The policy recognizes that certain Related Person Transactions are in the best interests of the Company and its shareholders.

The approval procedures in the policy identify the factors the Nominating and Corporate Governance Committee will consider in evaluating whether to approve or ratify Related Person Transactions or material amendments to pre-approved Related Person Transactions. The Nominating and Corporate Governance Committee will consider all of the relevant facts and circumstances available to the Nominating and Corporate Governance Committee, including (if applicable) but not limited to: the benefits to the Company; the impact on a director’s independence in the event the Related Person is a director, an immediate family member of a director or an entity in which a director is a general partner, 10 percent or greater shareholder or executive officer; the availability and costs of other sources for comparable products or services; the terms of the transaction; the terms available to or from unrelated third parties or to employees generally; and an analysis of the significance of the transaction to both the Company and the Related Person. The Nominating and Corporate Governance Committee will approve only those Related Person Transactions (a) that are in compliance with applicable SEC rules and regulations, NYSE listing requirements and the Company’s policies, including but not limited to the Corporate Compliance Policy and (b) that are in, or are not inconsistent with, the best interests of the Company and its shareholders, as the Nominating and Corporate Governance Committee determines in good faith.

The policy provides for the annual pre-approval by the Nominating and Corporate Governance Committee of certain Related Person Transactions that are identified in the policy, as the policy may be supplemented and amended. For 2008, the Nominating and Corporate Governance Committee (and the Human Resources Committee, in the case of employment relationships involving compensation exceeding $120,000) approved, and for 2009 pre-approved, in accordance with the policy, the following Related Person Transactions:

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purchases by the Company and/or its subsidiaries of equipment, equipment leases and repair, maintenance and training services from Caterpillar Inc. (employer of Director Oberhelman) or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Caterpillar Inc. or its subsidiaries and affiliates, may not exceed two percent of the Company’s or Caterpillar Inc.’s consolidated gross revenues during any of the past three years;

•

sales of non-regulated energy services by the Company and/or its subsidiaries to Caterpillar Inc. or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Caterpillar Inc. or its subsidiaries and affiliates, may not exceed two percent of Caterpillar Inc.’s consolidated gross revenues during any of the past three years;

•

leases by the Company or its subsidiaries of real property to Cullinan Properties or its subsidiaries and affiliates; provided that the aggregate amount of all such transactions, together with all other transactions between the Company or its subsidiaries and Cullinan Properties or its subsidiaries and affiliates, may not exceed the greater of $1 million or two percent of Cullinan Properties’ consolidated gross revenues during any of the past three years;

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employment of Charles R. Mueller, Manager, Strategic Initiatives, Ameren Services (through December 31, 2008 and with CILCO effective January 1, 2009), son of Charles W. Mueller, a director of Ameren; and

•	employment of Michael G. Mueller, President of Ameren Energy Fuels and Services Company and Vice President of Ameren Services, son of Charles W. Mueller, a director of Ameren.

Other than the employment relationships of Charles R. Mueller and Michael G. Mueller described above, the only director that had a business relationship with the Company in 2008 that is required to be reported is Mr. Oberhelman. Mr. Oberhelman is an executive officer of Caterpillar Inc. which purchases regulated public utility energy services and non-regulated energy services from certain of the Company’s subsidiaries (primarily CILCO, Ameren Energy Marketing Company, IP and UE) and sells and leases equipment to and provides repair, maintenance and training services for some of our subsidiaries. During 2008, revenues from energy sales by Ameren subsidiaries to Caterpillar Inc. aggregated approximately $23.5 million excluding revenues from the supply of regulated public utility services and revenues based on competitive bid transactions. Payments made during 2008 by our subsidiaries to Caterpillar Inc. for the purchase or lease of equipment and for repair, maintenance and training services aggregated approximately $6.2 million. During 2008, Cullinan Properties made lease payments to CILCO for property use aggregating approximately $11,000. These transactions, many of which are for multiple year terms, were entered into in the ordinary course of business on an arms length basis. The total of all payments made by our subsidiaries to Caterpillar Inc. and payments received by our subsidiaries from Caterpillar Inc. and Cullinan Properties during 2008 (including payments related to the supply of regulated public utility services and payments related to competitive bid transactions) did not exceed two percent of Caterpillar Inc.’s 2008 consolidated revenues of approximately $51.32 billion or two percent of Cullinan Properties consolidated revenues, respectively. In addition, the total of all payments made by our subsidiaries to Caterpillar Inc. during 2008 was less than two percent of our 2008 consolidated revenues of approximately $7.8 billion. Caterpillar Inc., Cullinan Properties and Ameren transactions also did not exceed these two percent thresholds during 2006 and 2007.

In addition to the above business relationships, certain of the Company’s directors and executive officers had reportable family relationships in 2008. Charles W. Mueller is the father of Michael G. Mueller, President of the Company’s wholly-owned indirect subsidiary, Ameren Energy Fuels and Services Company and a Vice President of Ameren Services, for which he received in 2008 total compensation (consisting of all equivalent items included in total compensation in columns (c) through (i), inclusive, of the Summary Compensation Table in this proxy statement) of $584,855 (including $174,713, representing the dollar amount recognized for financial statement reporting purposes pursuant to Financial Accounting Standards (“FAS”) 123R for the fiscal year ended December 31, 2008 of restricted stock awards under the Company’s Long-Term Incentive Plan of 1998 and performance share unit awards under the Company’s 2006 Omnibus Incentive Compensation Plan). See below for more information regarding performance share unit awards and other compensation, respectively. Another son of Mr. Mueller, Charles R. Mueller, was employed by Ameren Services (through December 31, 2008) and is now employed by CILCO (effective January 1, 2009) as a Manager of Strategic Initiatives, for which he received total compensation (consisting of all equivalent items included in total compensation in columns (c) through (i), inclusive, of the Summary Compensation Table in this proxy statement) of $184,865 for 2008.

Policy Regarding Communications to the Board of Directors

The non-management directors of the Board of Directors have adopted a policy for shareholders and other interested persons to send communications to the Board. Shareholders and other interested persons who desire to communicate with the Company’s directors or a particular director may write to: Ameren Corporation Board of Directors, c/o Head of Investor Relations, Mail Code 202, 1901 Chouteau Avenue, St. Louis, Missouri 63103. E-mail communications to directors should be sent to directorcommunication@ameren.com. All communications should not exceed 500 words in length and must be accompanied by the following information: if the person submitting the communication is a shareholder, a statement of the number of shares of the Company’s Common Stock that the person holds; if the person submitting the communication is not a shareholder and is submitting the communication to the Lead Director or the non-management directors as an interested party, the nature of the person’s interest in the Company; any special interest, meaning an interest not in the capacity of a shareholder of the Company, of the person in the subject matter of the communication; and the address, telephone number and e-mail address, if any, of the person submitting the communication. Communications received from shareholders and other interested persons to the Board of Directors will be reviewed by the Head of Investor

Relations and if they are relevant to, and consistent with, the Company’s operations and policies that are approved by all non-management members of the Board and if they conform to the procedural requirements of the Policy, they will be forwarded by the Office of the Corporate Secretary to the Lead Director or applicable Board member or members as expeditiously as reasonably practicable.

Annual Assessment of Board, Board Committee and Individual Director Performance

The Board reviews its own performance, structure and processes in order to assess how effectively it is functioning. This assessment is implemented and administered by the Nominating and Corporate Governance Committee through an annual Board self-evaluation survey. Individual directors are also asked annually to assess each other’s performance through a director peer assessment. The views of individual directors are collected by the Secretary of the Company and the Chairman of the Nominating and Corporate Governance Committee and summarized for consideration by the full Board. In addition, each of the Audit and Risk Committee, Human Resources Committee, Nominating and Corporate Governance Committee, Nuclear Oversight Committee, Public Policy Committee and Finance Committee, of the Board conduct an annual self-evaluation of its performance.

DIRECTOR COMPENSATION

Fees and Stock Awards

Prior to August 2008, the Nominating and Corporate Governance Committee of the Board of Directors of Ameren approved the following compensation program for each director who is not an employee of the Company:

•	an annual cash retainer of $50,000 payable in 12 equal installments;

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an award of 1,000 immediately vested shares of the Company’s Common Stock provided annually to all directors on or about January 1. An award of 1,000 shares of the Company’s Common Stock is also provided to new directors upon initial election to the Board;

•	a fee of $1,500 for each Board meeting attended;

•	a fee of $1,500 for each Board Committee meeting attended;

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an additional annual cash retainer of $10,000 for the Lead Director and for the chairpersons of the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight Committee and the Public Policy Committee;

•	an additional annual cash retainer of $15,000 for the chairperson of the Audit and Risk Committee and an additional $5,000 annual cash retainer for each Audit and Risk Committee member;

•	reimbursement of customary and usual travel expenses; and

•	eligibility to participate in a nonqualified deferred compensation program, with deferred cash compensation earning interest at 150 percent of the average Mergent’s Index rate (described below).

In August 2008, the Nominating and Corporate Governance Committee approved changes to the following annual cash retainer payments under the director compensation program, to be paid on a pro rata basis commencing September 2008:

•	the additional annual cash retainer for the Lead Director increased from $10,000 to $20,000;

•	the additional annual cash retainer for Audit and Risk Committee members increased from $5,000 to $10,000; and

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an additional annual cash retainer of $5,000 for members of the Human Resources Committee, the Nominating and Corporate Governance Committee, the Nuclear Oversight Committee, the Public Policy Committee and the Finance Committee.

In addition, commencing January 1, 2009, shares of the Company’s Common Stock equaling approximately $80,000 will be provided annually to all non-employee directors and to new non-employee directors upon initial election to the Board (in lieu of the designated share amount of 1,000 shares, as referenced above).

Directors who are employees of the Company do not receive compensation for their services as a director.

The following table sets forth the compensation paid to non-management directors for fiscal year 2008, other than reimbursement for travel expenses.

DIRECTOR COMPENSATION TABLE

Name (a)	Fees Earned or Paid in Cash(1) ($) (b)	Stock Awards(2) ($) (c)	Option Awards(3) ($) (d)	Non-Equity Incentive Plan Compensation(3) ($) (e)	Change In Pension Value and Nonqualified Deferred Compensation Earnings(4) ($) (f)	All Other Compensation(5) ($) (g)	Total ($) (h)
S.F. Brauer	86,840	53,293	–	–	–	–	140,133
S.S. Elliott	95,840	53,293	–	–	–	–	149,133
W.J. Galvin	74,340	53,293	–	–	1,354	–	128,987
G. P.W. Jackson	88,340	53,293	–	–	–	–	141,633
J.C. Johnson	82,340	53,293	–	–	–	2,000	137,633
R.A. Liddy(6)	32,172	53,293	–	–	24,276	1,831	111,572
G.R. Lohman(6)	32,336	53,293	–	–	–	1,831	87,460
C.W. Mueller	88,176	53,293	–	–	–	14,547	156,016
D.R. Oberhelman	105,672	53,293	–	–	7,486	–	166,451
H. Saligman	78,840	53,293	–	–	48,847	–	180,980
P.T. Stokes	96,840	53,293	–	–	9,495	–	159,628
J.D. Woodard	90,176	53,293	–	–	5,492	–	148,961

(1)	Represents the cash retainer and fees for service on the Board of Directors and its committees and meeting attendance as discussed above.

(2)	As discussed above, the annual grants of 1,000 shares of the Company’s Common Stock were awarded to Directors Brauer, Elliott, Galvin, Jackson, Johnson, Liddy, Lohman, Mueller, Oberhelman, Saligman, Stokes and Woodard on January 11, 2008. The price at which such shares were granted to the non-management directors pursuant to the 2006 Omnibus Incentive Compensation Plan was $53.29 per share on January 11, 2008. As of December 31, 2008, the aggregate number of stock awards outstanding was: Mr. Brauer 3,000 shares; Ms. Elliott 5,000 shares; Mr. Galvin 2,000 shares; Ms. Jackson 4,000 shares; Mr. Johnson 4,000 shares; Mr. Liddy 7,500 shares; Mr. Lohman 7,500 shares; Mr. Mueller 5,000 shares; Mr. Oberhelman 5,300 shares; Mr. Saligman 7,500 shares; Mr. Stokes 5,000 shares; and Mr. Woodard 3,000 shares.

(3)	No stock option awards or payouts under non-equity incentive plans were received by any non-management director in 2008.

(4)	Includes above market earnings on deferred cash compensation (see “— Directors Deferred Compensation Plan Participation” below). Ameren does not have a pension plan for non-management directors.

(5)	In the case of Director Johnson, the amount represents the cost to the Company of a matching charitable gift contribution. In the case of Directors Liddy and Lohman, the amount represents the cost to the Company of a gift presented to each of them upon their retirement from the Board in April 2008. In the case of Director Mueller, the amount represents the estimated costs to the Company of office space and secretarial services at the Company’s headquarters, and the use by Director Mueller of a Company recreational facility during 2008.

(6)	Each of Mr. Liddy and Mr. Lohman, in accordance with the director retirement age provisions of our Corporate Governance Guidelines, completed his term of service as a director on April 22, 2008.

Directors Deferred Compensation Plan Participation

During 2008, an optional deferred compensation plan available to directors permitted non-management directors to defer all or part of their annual cash retainers and meeting fees. Directors Galvin, Liddy, Oberhelman, Saligman, Stokes and Woodard deferred amounts under that plan in 2008.

In 2006, the Company adopted the Ameren Deferred Compensation Plan for Members of the Board of Directors-2007 Document (the “Directors Deferred Compensation Plan-2007”), which amended and restated the portion of the deferred compensation plan described above which is subject to Section 409A of the IRC. In addition, the Directors Deferred Compensation Plan-2007 permits non-management directors of the Company to annually choose to defer up to 100 percent (in increments of one percent) of cash retainers and meeting fees, with no minimum dollar thresholds for deferrals. The minimum amount that was permitted to be deferred prior to calendar year 2007 was $3,500. The Directors Deferred Compensation Plan-2007 became effective as of January 1, 2007 and applies to cash retainers and meeting fees paid to non-management directors on and after such date.

In 2008, the Company adopted the Ameren Corporation Deferred Compensation Plan for Members of the Board of Directors-2009 Document (the “Directors Deferred Compensation Plan-2009”), which amended and restated the portion of the Directors Deferred Compensation Plan-2007 to permit non-management directors to defer all or part of the shares of Company Common Stock awarded to the participating director pursuant to the 2006 Omnibus Incentive Compensation Plan, in addition to cash retainers and meeting fees. The Directors Deferred Compensation Plan-2009 became effective as of January 1, 2009.

All deferrals of Company Common Stock awards pursuant to the Directors Deferred Compensation Plan-2009 are converted to “Stock Units,” representing each share of Company Common Stock awarded to and deferred by the participant. Stock Units are not considered actual shares of Company Common Stock and participants have no rights as an Ameren shareholder with respect to any Stock Units until shares of Company Common Stock are delivered in accordance with the Directors Deferred Compensation Plan-2009. Participants will have the right to receive dividend equivalents on Stock Units as of each dividend payment date, which are to be converted to additional Stock Units on the dividend payment date of Company Common Stock in accordance with the 2006 Omnibus Incentive Compensation Plan. The price used for converting dividend equivalents to additional Stock Units is determined using the same methodology as the price used for calculating the number of additional shares purchased as of such dividend payment date under the Ameren DRPlus Plan.

All payments under the Directors Deferred Compensation Plan-2009 relating to deferrals of a director’s Company Common Stock award (including dividend equivalents which will be converted into additional Stock Units) will be made in the form of one share of Company Common Stock for each Stock Unit or fraction thereof. Each such share of Company Common Stock will be distributed subject to the terms of and pursuant to the 2006 Omnibus Incentive Compensation Plan and the related award agreement issued to the director thereunder.

With respect to retainer and meeting fees, deferred amounts, plus an interest factor, are used to provide payout distributions following completion of Board service and certain death benefits. Deferred amounts earn interest at 150 percent of the average Mergent’s Seasoned AAA Corporate Bond Yield Index (“Mergent’s Index,” formerly called Moody’s Index) rate until the participant director retires or dies. After the participant director retires or dies, the deferred amounts earn interest at the average Mergent’s Index rate.

For 2008, the average Mergent’s Index rate was 5.56 percent, 150 percent of which was 8.34 percent. A participant director may choose to receive the deferred cash amounts at retirement in a lump sum payment or in installments over five, ten or fifteen years.

A participant may choose to receive the deferred amounts upon ceasing to be a member of the Company’s Board of Directors in a lump sum payment or in installments over a set period of up to 15 years. However, in the event a participant ceases being a member of the Company’s Board of Directors prior to age 55, the balance in such participant’s deferral account shall be distributed in a lump sum to the participant within 30 days of the date the participant ceases being a member of the Company’s Board of Directors. In the event a participant ceases being a member of the Company’s Board of Directors prior to attainment of at least 55 years of age and after the occurrence of a Change of Control (as hereinafter defined under “EXECUTIVE COMPENSATION — Other Potential Post-Employment Payments — Change of Control Protection — In General — Change of Control Severance Plan”), the balance in such director’s deferral account, with any interest payable at 150 percent of the average Mergent’s Index rate, shall be distributed in a lump sum to the director within 30 days after the date the director ceases being a member of the Board of Directors. In the event that the Company ceases to exist or is no longer publicly traded on the NYSE or the NASDAQ Stock Market (“NASDAQ”), upon the occurrence of such Change of Control, any Stock Units held by a participating director will be converted to a cash value upon the Change of Control and thereafter will be credited with interest at 150 percent of the average Mergent’s Index. The cash value of the Stock Unit will equal the value of one share of Company Common Stock based upon the closing price on the NYSE or NASDAQ on the last trading day prior to the Change of Control.

Director Stock Ownership Requirement

In 2006, the Company’s Board of Directors adopted a stock ownership requirement applicable to all of its directors. Under this requirement, within five years of the January 1, 2007 effective date or within five years after initial election to the Board, all non-management directors are required to own Company Common Stock equal in value to at least three times their base annual cash retainer and hold such amount of stock throughout their directorship.

At any time, if a non-management director has not satisfied the requirement, such director must retain at least 50 percent of all shares granted to him or her after January 1, 2012 under Ameren’s equity compensation programs.

ITEM (2):  RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009

The Company is asking its shareholders to ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. PwC was appointed by the Audit and Risk Committee.

Although ratification by the shareholders is not required by law, the Board of Directors has determined that it is desirable to request approval of this selection by the shareholders. In the event the shareholders fail to ratify the appointment, the Audit and Risk Committee will consider this factor when making any determination regarding PwC. Even if the selection is ratified, the Audit and Risk Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009.

ITEM (3):  SHAREHOLDER PROPOSAL RELATING TO RELEASES FROM THE CALLAWAY PLANT

Proponents of the shareholder proposal described below notified the Company of their intention to attend the Annual Meeting to present the proposal for consideration and action. The names and addresses of the proponents and the number of shares they hold will be furnished by the Secretary of the Company upon receipt of any telephonic or written request for such information.

WHEREAS: Nuclear power plants, during routine operation, release into the air and water radioactive wastes that we believe increase the risk of life-shortening illnesses, genetic mutations, and environmental damage.

Though the federal government’s “permissible” concentration levels govern these releases, we believe “permissible” does not mean safe.

AmerenUE extracts Missouri River water for Callaway’s cooling systems; some of that water becomes radioactively contaminated and is intentionally released after filtering and monitoring. Radioactive gases are also generated; some are released to the atmosphere and some (dissolved) to the River.

No economically feasible technology exists to remove all radioactive materials from the cooling water and gaseous emissions — such as, particles too small to filter, and certain gases and liquids. Monitoring technologies also cannot accurately detect some of these materials. In addition, accidental releases and leaks can occur from pipes, pumps, valves and other components and systems.

Tritium, a radioactive isotope of hydrogen, accumulates in the cooling water and inside buildings as a fission and activation product. Tritium can be ingested or inhaled, potentially causing reproductive, cellular, and genetic damage. Its half-life is 12.3 years; it continues releasing radioactivity for at least ten half-lives.

Since no economically feasible technology exists to filter tritium from a reactor’s effluents, it is normally released in gaseous emissions to the atmosphere and in liquid releases into the Missouri River — 79 miles upstream from St. Louis County’s major drinking water intake.

The medical profession typically decontaminates a lab tabletop that measures even 100 trillionths of one curie of radioactivity per four-inch square. During Callaway’s operation in 2006, the Company reported releasing 724.8 curies of tritium in 57 batches of filtered radioactive wastewater into the Missouri River. The company also reported releasing tritium to the atmosphere.

The impacts of Callaway’s liquid releases on algae, fish and other creatures (including humans) living downstream can be persistent. Gaseous releases can also persist in the environment.

Since the close of the Barnwell South Carolina site in July 2008, Ameren must now store highly radioactive wastes in the ground near the Reactor.

RESOLVED: Shareholders request that Ameren describe at reasonable cost, in its next annual report, its efforts to reduce the release of radioactive materials to the air and water during Callaway’s routine operation and to improve the quality of the monitoring of these releases.

SUPPORTING STATEMENT

Radioactive releases occur during Callaway’s routine operation and as the result of leakages. We believe that the impact of these radiation releases, no matter how small, is cumulative, irreversible, and potentially dangerous. The threat of disastrous accidental releases remains. Ameren remains morally responsible and financially liable for Callaway into the indefinite future, and should take responsibility for a more complete accounting of all radioactive releases. The Company and its shareholders can then better evaluate the plant’s impact on the biosphere.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM (3).

The Board is of the opinion that it is unnecessary to include, in Ameren’s annual report, any description of the Company’s efforts to reduce the release of radioactive materials to the air and water during the Callaway Plant’s routine operation and improve the monitoring of these releases. Providing such information in the annual report is unnecessary because information concerning effluent releases and treatment system modifications is readily available.

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The amount of activity released at the Callaway Plant in effluents is reported periodically to the U.S. Nuclear Regulatory Commission (“NRC”). This information is available to the public. The most recent report of Callaway radioactive releases, entitled “2007 Radioactive Effluent Release Report” has been submitted to the NRC and is available online at http://adamswebsearch.nrc.gov/idmws/ViewDocByAccession.asp?AccessionNumber=ML081290688.

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The Callaway Plant includes systems designed to keep, to the greatest extent practicable, radioactive materials from being discharged with the water and air releases from the plant. For example, Callaway’s levels of radioactivity from the plant’s gaseous and liquid releases from January 2007 through December 2007, as presented in the most recent report cited above, were less than 1% of the annual radioactive dose allowed by federal government regulations designed to protect the health and safety of the public. Significant effort is made to maximize the efficiency of those plant systems in removing radioactive materials from the plant’s releases.

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The NRC requires the Callaway Plant to monitor and record all effluent releases through vents and other plant discharge points to assure that no radioactive releases are made in excess of regulatory limits. There are plant procedures that control the Callaway effluent monitoring program. The NRC periodically reviews and inspects this program to ensure that Callaway meets all applicable requirements for radioactive effluent control and monitoring.

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The Callaway Plant monitors the surrounding environment pursuant to its Radiological Environmental Monitoring Program. This program is designed to identify any radiological effects from Callaway Plant operations on the surrounding environment. The results of this monitoring are reported to the NRC and are available to the public. The 2007 environmental monitoring report, entitled “Annual Report to the United States Nuclear Regulatory Commission — Radiation Environmental Operating Report January 1 to December 31, 2007,” is available online at the NRC website, and can be accessed at http://adamswebsearch.nrc.gov/idmws/ViewDocByAccession.asp?AccessionNumber=ML081300233.

The Board believes that, considering the very low radioactive releases from Callaway, the continuous effluent control and monitoring programs that are in place under the oversight of the NRC, and the availability to the public of detailed information on the radioactive discharges from the plant, there is no reason to provide a description in Ameren’s annual report of the efforts at the facility to reduce the release of radioactive materials or improve monitoring of those releases. Therefore, the Board unanimously recommends voting AGAINST ITEM (3).

Passage of the proposal requires the affirmative vote of a majority of the shares entitled to vote on the proposal and represented in person or by proxy at the meeting at which a quorum is present.

OTHER MATTERS

The Board of Directors does not know of any matter, other than the election of Directors, the ratification of the appointment of independent registered public accounting firm and the shareholder proposal set forth above, which may be presented at the meeting. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote thereon in accordance with their best judgment.

SECURITY OWNERSHIP

SECURITY OWNERSHIP OF MORE THAN FIVE PERCENT SHAREHOLDERS

The following table contains information with respect to the ownership of Ameren Common Stock by each person known to the Company who is the beneficial owner of more than five percent of the outstanding Common Stock.

Name and Address of Beneficial Owner	Shares of Common Stock Owned Beneficially at December 31, 2008	Percent of Common Stock (%)
Franklin Resources, Inc.	16,268,631(1)	7.7
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisers, Inc.
One Franklin Parkway
San Mateo, California 94403-1906

Capital Research Global Investors	11,095,800(2)	5.2
333 South Hope Street
Los Angeles, California 90071

(1)	The number of shares owned as of December 31, 2008 according to Amendment No. 4 to Schedule 13G filed with the SEC on February 6, 2009. Franklin Resources, Inc. is a parent holding company, Charles B. Johnson and Rupert H. Johnson, Jr. are each a control person, and Franklin Advisers, Inc. is an investment adviser, all in accordance with SEC Rule 13d-1(b)(1)(ii). The shares are beneficially owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect advisory subsidiaries, including subsidiaries of Franklin Resources, Inc. These adviser subsidiaries have been granted all investment and/or voting power over the shares. Charles B. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding common stock of Franklin Resources, Inc. and are the principal shareholders of Franklin Resources, Inc. According to the Schedule 13G filing, Franklin Resources, Inc., its principal shareholders and each of the adviser subsidiaries disclaim any economic interest or beneficial ownership in any of the shares. The amendment to the Schedule 13G reports that Franklin Advisers, Inc. and Fiduciary Trust Company International have sole power to vote or to direct the vote of 16,105,000 shares and 38,196 shares, respectively, and sole power to dispose or to direct the disposition of 16,230,000 shares and 38,631 shares, respectively. Additionally, Fiduciary Trust Company International has shared power to vote or to direct the vote of 135 shares.

(2)	The number of shares owned as of December 31, 2008 according to Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2009. Capital Research Global Investors is a division of Capital Research and Management Company, which is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Capital Research Global Investors is deemed to be the beneficial owner of the shares as a result of Capital Research and Management Company acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table sets forth certain information known to the Company with respect to beneficial ownership of Ameren Common Stock and Stock Units as of February 1, 2009 for (i) each director and nominee for director of the Company, (ii) the Company’s Chairman, President and Chief Executive Officer, the Company’s Chief Financial Officer, and the three most highly compensated executive officers of the Company (and/or its subsidiaries) (other than the Chairman, President and Chief Executive Officer and the Chief Financial Officer) who were serving as executive officers at the end of 2008, named in the Summary Compensation Table below (collectively, the “Executives”), and (iii) all executive officers, directors and nominees for director as a group.

Name	Number of Shares of Common Stock Beneficially Owned(1)(2)	Percent Owned(3)
Warner L. Baxter	28,504	*
Stephen F. Brauer	5,740	*
Susan S. Elliott	8,321	*
Ellen M. Fitzsimmons	0	*
Walter J. Galvin	4,552	*
Gayle P. W. Jackson	7,017	*
James C. Johnson	7,001	*
Charles W. Mueller	60,103	*
Charles D. Naslund	16,486	*
Douglas R. Oberhelman	8,723	*
Gary L. Rainwater	83,404	*
Harvey Saligman	16,229	*
Patrick T. Stokes	8,251	*
Steven R. Sullivan	13,385	*
Thomas R. Voss	38,464	*
Jack D. Woodard	5,739	*
All directors, nominees for director and executive officers as a group (26 persons)	430,411	*

*	Less than one percent.

(1)	Except as noted in footnote (2), this column lists voting securities, including restricted stock held by current and former executive officers over which the individuals have voting power but no investment power. None of the named individuals held shares issuable within 60 days upon the exercise of stock options. Reported shares include those for which a director, nominee for director or executive officer has voting or investment power because of joint or fiduciary ownership of the shares or a relationship with the record owner, most commonly a spouse, even if such director, nominee for director or executive officer does not claim beneficial ownership.

(2)	This column also includes ownership of 2,419 Stock Units held by each of Directors Galvin, Oberhelman, Saligman, Stokes and Woodard pursuant to the Directors Deferred Compensation Plan-2009. See “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Directors Deferred Compensation Plan Participation.” As of February 1, 2009, the aggregate number of Stock Units outstanding under the Directors Deferred Compensation Plan-2009 was 12,095.

(3)	For each individual and group included in the table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group as described above by the sum of the 212,519,772 shares of Common Stock outstanding on February 1, 2009 and the number of shares of Common Stock that such person or group had the right to acquire on or within 60 days of February 1, 2009, including, but not limited to, upon the exercise of options.

Since 2003, the Company has had a policy which prohibits directors and executive officers from engaging in pledges of Company securities or margin accounts with respect to Company securities.

The address of all persons listed above is c/o Ameren Corporation, 1901 Chouteau Avenue, St. Louis, Missouri 63103.

STOCK OWNERSHIP REQUIREMENTS

Stock Ownership Requirement for Directors

The stock ownership requirement applicable to directors is described above under “ITEMS YOU MAY VOTE ON — DIRECTOR COMPENSATION — Director Stock Ownership Requirement.”

Stock Ownership Requirement for Officers

The stock ownership requirements applicable to the Executives are described below under “EXECUTIVE COMPENSATION — COMPENSATION DISCUSSION AND ANALYSIS — Common Stock Ownership Requirement.” The Company also has stock ownership requirements applicable to certain other officers. These requirements are included in the Company’s Corporate Governance Guidelines which are available on the Company’s website or upon request to the Company, as described herein.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers and persons who own more than 10 percent of the Company’s Common Stock to file reports of their ownership in the equity securities of the Company and its subsidiaries and of changes in that ownership with the SEC and the NYSE. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Based solely on a review of the filed reports and written representations that no other reports are required, each of the Company’s directors and executive officers complied with all such filing requirements during 2008, except for Michael Mueller, President of Ameren Energy Fuels and Services Company and Vice President of Ameren Services, and Andrew Serri, President of Ameren Energy Marketing Company, each of whom failed to timely file a Form 4 in connection with purchases of Ameren Common Stock in February 2008 under the Ameren 401(k) savings plan.

EXECUTIVE COMPENSATION

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Human Resources Committee Report shall not be deemed to be incorporated by reference into any such filings.

HUMAN RESOURCES COMMITTEE REPORT

The Human Resources Committee (the “Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers and for all Company subsidiaries which are registered companies pursuant to the Securities Exchange Act of 1934. The Committee approves and evaluates all compensation of executive officers, including salaries, bonuses, and compensation plans, policies and programs of the Company.

The Committee also fulfills its duties with respect to the Compensation Discussion and Analysis and Human Resources Committee Report portions of the proxy statement, as described in the Committee’s Charter.

The Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for the Compensation Discussion and Analysis and for the disclosure controls relating to executive compensation.

The Human Resources Committee met with management of the Company and the Committee’s outside consultant to review and discuss the Compensation Discussion and Analysis. Based on the foregoing review and discussions, the Human Resources Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s 2008 Form 10-K, and the Board approved that recommendation.

Human Resources Committee:

Patrick T. Stokes, Chairman

Walter J. Galvin

James C. Johnson

Harvey Saligman

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (or “CD&A”), references to “the Committee” are to the Human Resources Committee of the Board of Directors. We use the term “Executives” to refer to the employees listed in the Summary Compensation Table.

Guiding Principles and Policies

Our philosophy for compensation of the Executives is to provide a competitive total compensation program that is based on the size-adjusted median of the range of compensation paid by similar utility industry companies, adjusted for our short- and long-term performance and the individual’s performance. The adjustment for our performance aligns the long-term interests of management with that of our shareholders to maximize shareholder value. The programs in place for 2008 support the pay-for-performance philosophy that we utilize.

Overview of Executive Compensation Program Components

In 2008, our compensation program for the Executives consisted of several compensation elements, each of which is discussed in more detail below. At the Company, decisions with respect to one element of pay tend not to impact other elements of pay. The following are the material elements of our compensation program for the Executives:

•	base salary;

•	short-term incentives;

•	long-term incentives, specifically our Performance Share Units Program;

•	retirement benefits; and

•	change of control protection.

Our Common Stock ownership requirements applicable to the Executives are discussed in this CD&A.

We also provide various welfare benefits to the Executives on the same basis as we provide to all salaried employees. We provide modest perquisites and other personal benefits to the Executives. Except as described in the Summary Compensation Table below with respect to Mr. Naslund, none of the Executives received perquisites or other personal benefits in an amount of $10,000 or more in 2008.

Each element is reviewed individually and considered collectively with other elements of our compensation program to ensure that it is consistent with the goals and objectives of that particular element of compensation as well as our overall compensation program.

Market Data and Peer Group

For 2008, the Committee’s consulting firm, Hewitt, collected and analyzed comprehensive market data, including base salary, target short-term incentives (non-equity incentive plan compensation) and long-term incentives opportunities, and analyzed the competitiveness of Ameren’s benefits.

The elements of pay are benchmarked both individually and in total to the same comparator group.

To develop market figures, compensation opportunities for the Executives are compared to the compensation opportunities for comparable positions at companies similar to us, defined as regulated utility industry companies in a revenue size range approximately one-half to double our size. Hewitt uses various statistical techniques to adjust the market data to be appropriate for our revenue size.

We provide compensation opportunities at the size-adjusted median of the Hewitt data, and design our incentive plans to pay significantly more or less than the target amount when performance is above or below target performance levels, respectively. Thus, our plans are designed to result in payouts that are market-appropriate given our performance for that year or period.

The companies identified as the peer group used to develop 2008 compensation opportunities are listed below. The list is subject to change each year depending on the availability of the companies’ data through Hewitt’s database, and the continued appropriateness of the companies.

AGL Resources	Duke Energy	Reliant Energy, Inc.
Allegheny Energy	Edison International	SCANA Corporation
American Electric Power Co.	Entergy Corporation	Sempra Energy
CenterPoint Energy	FirstEnergy Corp.	Southern Company
CMS Energy	NiSource Inc.	TXU Corp.
Constellation Energy	PG&E Corporation	WGL Holdings
DTE Energy Company	PPL Corporation

Mix of Pay

We believe that both cash compensation and non-cash compensation are appropriate elements of a total rewards program. Cash compensation is current compensation (i.e., base salary and annual incentive awards), while non-cash compensation is generally long-term compensation (i.e., equity based incentive compensation).

A significant percentage of total compensation is allocated to short-term and long-term incentives as a result of the philosophy mentioned above. There is no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term compensation. Rather, the Committee reviews market data provided by Hewitt to determine the appropriate level and mix of incentive compensation. The allocation between current and long-term compensation is based primarily on competitive market practices relative to base salaries, annual incentive awards and long-term incentive award values.

Base Salary

Base salary compensates for competence and sustained performance in the executive role, and is a standard pay element. Our base salary program is designed to provide the Executives with market competitive salaries based upon role, experience, competence and performance.

The market data referenced above assists in defining the pay parameters for each Executive. Based on this data and the scope of each Executive’s role, a base salary range is established for each position. The base salary range is +/- 20 percent of the established market rate for the position. The base salary of each Executive is managed within this pay range.

Mr. G.L. Rainwater (our Chairman, President and Chief Executive Officer) recommended a 2008 base salary increase for each of the other Executives considering their then-current salary in relation to the market median, experience and sustained individual performance and results. These recommendations were presented to the Committee for discussion and approval at the December 2007 Committee meeting. Increases were approved based on the market data and base salary range, as well as internal pay equity, experience, individual performance and the need to retain an experienced team. Performance takes into account competence, initiative, contribution to achievement of our goals, and leadership.

The Committee met in executive session at its December 2007 meeting to determine Mr. Rainwater’s base salary for 2008. The Committee determined that Mr. Rainwater’s salary should be increased by 3.9 percent for 2008 based on the above-mentioned market data and Mr. Rainwater’s performance.

Short-Term Incentive Compensation: Executive Incentive Plan

2008 Ameren Executive Incentive Plan

How the Plan Works

Our short-term incentive compensation program element is entitled the Ameren Executive Incentive Plan (“EIP”). For 2008, the EIP (the “2008 EIP”) was comprised of the following components in rewarding Executives for our annual achievement:

•	earnings per share (“EPS”) targets;

•	an individual performance modifier; and

•	an individual incentive payout.

EPS Targets and Weightings

EPS is the primary metric used to establish award opportunities under the 2008 EIP and is used to calculate the Executive’s core award. In establishing 2008 EIP award opportunities, the Committee reviewed Ameren EPS for Executives with corporate responsibility (Messrs. Rainwater, Baxter and Sullivan) and additionally reviewed the EPS performance of Ameren’s three business segments, consisting of Missouri regulated, Illinois regulated and non-rate regulated generation, for Executives with business segment responsibility (Messrs. Voss and Naslund). Mr. Voss’s award under the 2008 EIP was subject, in part, to Missouri regulated segment contribution to the Ameren EPS goal. Mr. Naslund’s award under the 2008 EIP was also subject, in part, to Missouri regulated segment contribution and, effective July 1, 2008, was subject to non-rate regulated generation contribution to the Ameren EPS goal. Consequently, the Executives with business segment responsibility (Messrs. Voss and Naslund) had their incentive compensation opportunity based 50 percent on Ameren EPS and 50 percent on business segment contribution to Ameren EPS, while the other Executives (Messrs. Rainwater, Baxter and Sullivan) had their incentive compensation opportunity based 100 percent on Ameren EPS, as illustrated below:

2008 EIP AWARD OPPORTUNITIES/WEIGHTINGS

Name	Ameren EPS	Missouri Regulated EPS	Non-Rate Regulated Generation EPS
Rainwater	100%
Baxter	100%
Sullivan	100%
Voss	50%	50%
Naslund	50%		50%*

*

50% of Mr. Naslund’s 2008 EIP award opportunity due to business segment contribution to Ameren EPS was based upon Missouri regulated EPS through June 30, 2008. Effective July 1, 2008, Mr. Naslund was promoted to Chairman and President,

AEG, Chairman, President and Chief Executive Officer, Ameren Energy Resources Company, LLC, and Chairman and President of AmerenEnergy Resources Generating Company, at which time his 50% business segment contribution to Ameren EPS was based upon non-rate regulated generation EPS.

The Committee established three levels of EPS achievement under the 2008 EIP to reward Executives for results achieved in EPS performance. Achievement of EPS falling between the established levels were interpolated. The three levels are defined as follows:

•	Threshold: the minimum level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS achievement necessary for short-term incentive payment to Executives.

•	Target: the targeted level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS.

•	Maximum: the maximum level of Ameren EPS and, as applicable, business segment contribution to Ameren EPS achievement established to award Executives with short-term incentive payment.

The range of core (non-generally accepted accounting principles) EPS (“Core EPS”) achievement levels for the 2008 EIP established by the Committee is shown below. Achievement levels were set with reference to many factors, including the history of financial results, the expected business environment, fuel prices affecting our business operations, operating costs and Board expectations.

Level of Performance	Ameren EPS	Missouri Regulated EPS	Non-Rate Regulated Generation EPS	Payout as a Percent of Target
Maximum	$3.30	$1.40	$1.47	150%
Target	$3.00	$1.27	$1.34	100%
Threshold	$2.70	$1.14	$1.21	50%
Below threshold	Less than $2.70	Less than $1.14	Less than $1.21	0%

Individual Performance Modifier

The individual performance modifier can range from minus 50 percent to plus 50 percent of the core award to recognize the Executive’s performance on key performance variables, including but not limited to leadership, business results, customer satisfaction, reliability, plant availability, safety and/or other performance metrics, as applicable and as determined by the Committee. Awards may be reduced by more than 50 percent in cases of marginal or poor performance.

2008 EIP Payout Opportunity Amounts

Target 2008 EIP award opportunities were determined primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relationship of target award opportunities of the Executives with those of other officers at the same level in the Company. The amounts listed in columns (c), (d) and (e) of the Grants of Plan-Based Awards Table below represent the potential range of cash awards for the 2008 EIP and are based on a percentage of each Executive’s base salary at the end of 2008. For 2008, the EIP provided a target opportunity of 90 percent of base salary in the case of Mr. Rainwater and 60 percent of base salary in the case of each of Messrs. Baxter, Voss, Sullivan and Naslund, at 100 percent achievement of the applicable target Core EPS financial objective. The minimum payout amount for each Executive is 0 percent and the maximum is 200 percent of these target opportunities.

2008 EIP Payouts

Earned through EPS Achievement

EPS goals for 2008 EIP purposes were set in terms of Core EPS. Following the conclusion of the 2008 EIP plan year, the Committee reviewed Ameren Core EPS performance and, as applicable, business segment contributions to Ameren’s Core EPS. As permitted under the terms of the 2008 EIP, the Committee adjusted Core EPS achievement levels to reflect certain extraordinary or non-recurring events including regulatory orders, asset impairment charges and the unbudgeted impact of 2008 storms. This resulted in adjustments as follows:

•	to Ameren Core EPS: no adjustment, resulting in a core award of 91.7 percent of target;

•	to Missouri regulated segment contribution: plus nine cents, resulting in a core award of 76.9 percent of target; and

•	to non-rate regulated generation segment contribution: minus four cents, resulting in a core award of 150 percent of target.

Earned through Individual Performance Modifier

The core award based on achievement of 2008 Ameren Core EPS and, as applicable, business segment contribution to Ameren Core EPS for Executives, could have been adjusted upward or downward by up to 50 percent based upon the Executive’s individual contributions and performance during the year. There were no such adjustments to the core award of any Executive for 2008, except that Mr. Rainwater recommended, and the Committee approved, an upward adjustment of Mr. Naslund’s core award of 41 percent due to an outstanding turnaround effort at the Company’s non-rate regulated generation segment. Due to the current economic environment, management did not request the Committee to consider any upward adjustments for the other Executives.

Actual 2008 EIP Payouts

The Executive’s individual incentive payout represents the actual 2008 EIP incentive award the Executive received as a result of EPS achievement, as determined by Ameren EPS and, as applicable, business segment contribution to Ameren EPS, adjusted by the Executive’s individual performance modifier.

Name	Final Payout as Percent of Target
Rainwater	91.7%
Baxter	91.7%
Sullivan	91.7%
Voss	84.3%
Naslund	144.8%

In order to help ensure that amounts are fully deductible for tax purposes, the Committee set a limitation on 2008 short-term incentive payouts for each Executive of 0.5 percent of our 2008 net income. The Committee then used negative discretion as provided under Section 162(m) of the IRC to arrive at actual, lower 2008 payouts based on our performance for the year, which are shown in column (g) of the Summary Compensation Table. By setting the limitation on payouts, the Committee ensured that such payouts met the definition of performance-based pay for tax purposes and thus were fully deductible.

The actual amounts of short-term incentive awards relating to the 2008 EIP were paid in February 2009 and are set forth under column (g) entitled Non-Equity Incentive Plan Compensation in the Summary Compensation Table. Prior to the February 2009 Committee meeting, the forecasted 2008 EIP EPS achievement and recommended short-term incentive awards for the Executives other than Mr. Rainwater were forwarded by Mr. Rainwater to the Committee for review.

Long-Term Incentives: Performance Share Unit Program (“PSUP”)

We began granting performance share units in 2006 and granted them in 2007 and 2008 as well. In the five years prior to 2006, we granted performance-based restricted stock. Both are discussed below.

In General

A performance share unit (“PSU” or “share unit”) is the right to receive a share of our Common Stock if certain long-term performance criteria are achieved and the Executive remains an Ameren employee.

Role of the PSUP

The 2008 PSUP grants, which are governed by the shareholder-approved 2006 Omnibus Incentive Compensation Plan, play the following role in the compensation program:

•	provide compensation dependent on our three-year Total Shareholder Return (“TSR”) calculated as described below under “— 2008 Grants”) versus utility industry peers, as identified below;

•

provide some payout (below target) if three-year TSR is below the 30th percentile but EPS in each year of the three-year performance period is at least equal to the dividend paid of $2.54 per Ameren common share in 2007;

•	accrue dividends during the performance period, as declared and paid, in order to further align executives’ interests with those of shareholders;

•	promote retention of executives during a three-year performance and vesting period; and

•	share our Common Stock price increases and decreases over a five-year period.

PSUP Design

We designed the PSUP to accomplish the following:

•

align executives’ interests with shareholder interests:  awards are denominated in our Common Stock units and paid out in Common Stock. Payouts are dependent on our Common Stock’s performance, and are limited to target if TSR is negative;

•	competitive with market practice: the majority of regulated utility companies use plans similar to this program, and with this performance measure;

•	promote Common Stock ownership: payout of earned awards is made 100 percent in Common Stock, with dividends on Common Stock, as declared and paid, reinvested into additional share units throughout the performance period. For PSUP awards made through December 31, 2008, share units are restricted from sale for two years once earned;

•

allow executives to share in the returns created for shareholders:  returns for shareholders include dividends as declared and paid and this is reflected in the plan performance measure and rewards; and

•

be retentive:  annual competitive grants with a three-year vesting and performance period provide incentive for executives to stay with the Company and manage the Company in the long-term interests of the Company and its shareholders.

Accounting treatment was taken into account in designing the PSUP. PSUs are also intended to qualify for the “performance-based compensation” exception from the $1 million cap on deductibility of executive compensation imposed by Section 162(m) of the IRC.

2008 Grants

For 2008, a target number of PSUs was granted to each Executive pursuant to the 2006 Omnibus Incentive Compensation Plan as reflected in column (g) of the Grants of Plan-Based Awards Table.

Grant sizes were calculated primarily considering the market data mentioned above, and secondarily considering internal pay equity, in other words, the relative differences in grant sizes of the Executives and other officers at the same level in the Company.

The actual number of 2008 PSUs earned will vary from 0 percent to 200 percent of the target number of PSUs granted to each Executive, based primarily on our 2008-2010 TSR relative to a utility industry peer group and contingent on continued employment during the same period. The threshold and maximum amounts of 2008 PSU awards are reflected in columns (f) and (h) of the Grants of Plan-Based Awards Table.

Once 2008 PSUs are earned, they will continue to rise and fall in value with our Common Stock price during 2011 and 2012, after which they will be paid out in our Common Stock. The Executives cannot vote share units or transfer them until they are paid out. Final payment of earned and vested share units will be made even if the Executive has left our employ, unless there has been a termination for cause.

The following graphic illustrates how the 2008 PSUP works.

The 2008 PSUP performance measure is Total Shareholder Return, calculated generally as change in stock price plus dividends paid, divided by beginning stock price.

PSUP Peer Group

The criteria used to develop the PSUP peer group for 2008-2010 is shown below. The analysis to determine the peer group was made as of March 2008. In order to be counted in the final calculations, a company must still be in existence and have a ticker symbol at the end of the performance period.

•	Classified as a transmission and distribution, integrated electric and gas, or diversified energy company as determined by Standard & Poor’s Ratings Service (“S&P”) in its company classifications.

•	Market capitalization greater than $2 billion (as of December 31, 2007).

•	Minimum S&P credit rating of BBB- (investment grade).

•	Dividends flat or growing over the last twelve-month period.

•	Beta (a measure of a stock’s volatility in comparison to the market as a whole) within .25 of our Beta over the last five years.

•	Not an announced acquisition target.

•	Not undergoing a major restructuring including, but not limited to, a major spin-off or sale of a significant asset.

The 22 companies included in the PSUP peer group are listed below. The 2008-2010 PSUP peer group is not identical to the 2007-2009 PSUP peer group as a result of the ability or inability of certain companies to meet the criteria established above, including the additional requirement established in 2008 for PSUP peer group companies to not be undergoing a major restructuring including, but not limited to, a major spin-off or a sale of a significant asset. The Committee retains discretion to make exceptions for inclusion or exclusion of companies in the PSUP peer group based upon the criteria established above. These peer group companies are also not entirely the same as the peer companies used for market pay comparisons because inclusion in this group was not dependent on a company’s size relative to us or their participation in an executive pay database.

American Electric Power Co.	FirstEnergy Corp.	Pepco Holdings, Inc.
Alliant Energy Corporation	FPL Group, Inc.	Pinnacle West Capital Corporation
Consolidated Edison, Inc.	Great Plains Energy Inc.	Progress Energy, Inc.
Dominion Resources, Inc.	Integrys	SCANA Corporation
DTE Energy Company	Northeast Utilities	Southern Company
Duke Energy	NSTAR	Westar Energy, Inc.
Edison International	OGE Energy	Wisconsin Energy
Xcel Energy, Inc.

PSUP Performance/Payout Relationship

Once our 2008-2010 Total Shareholder Return is calculated and compared to peers, the scale below determines the percent of a target PSU award that is paid. Payout for performance between points is interpolated on a straight-line basis.

Performance	Payout (% of Share Units Granted)
90th percentile +	200% }	f	If TSR is negative over the three-year period, the plan is capped at 100% of target regardless of performance vs. peers
70th percentile	150%
50th percentile	100%
30th percentile	50%
Less than 30th percentile (EPS each year = $2.54 or greater)	30%
Less than 30th percentile (EPS each year ≠ $2.54 or greater)	0% (No payout)

2006 PSU Awards Vesting

The PSUP performance periods for the 2007 and 2008 grants will not end until December 31, 2009 and December 31, 2010, respectively. Thus, column (e) of the Summary Compensation Table of this proxy statement includes the dollar amount represented for financial reporting purposes for the PSUP performance grants.

The PSUP performance period for the 2006 grants ended December 31, 2008. Our 2006-2008 Total Shareholder Return performance was determined to be less than the 30th percentile of the 2006 PSUP peer group and our EPS for each year in the PSUP performance period was greater than $2.54. The following table provides the outstanding 2006 PSU awards granted to the Executives under the 2006 Omnibus Incentive Compensation Plan, at 30 percent of the target award, vested as of December 31, 2008.

Name	Target 2006 PSU Awards	2006 PSU Awards Vested*
Rainwater	55,928	19,735
Baxter	17,755	6,265
Voss	15,624	5,513
Sullivan	13,494	4,762
Naslund	7,600	2,682

*	The number of 2006 PSU awards vested includes dividend equivalents which accrued and were reinvested throughout the three-year performance period. See the Option Exercises and Stock Vested Table below for additional details regarding PSUs vested in 2008.

Changes to the 2009 PSUP

Awards under the PSUP for 2009 will have the same characteristics as those of 2008 except that once 2009 PSUs are earned (after a three-year performance period), payment will be promptly made in shares of Common Stock and the two-year holding period has been eliminated, primarily because of its redundancy with stock ownership and holding requirements already in existence for all officers (see “— Common Stock Ownership Requirement” below).

Performance-Based Restricted Stock

How It Works

Performance-based restricted stock was awarded from 2001 through 2005 under the Company’s Long-Term Incentive Plan of 1998. The awards have the potential to vest over a seven-year period from the date of grant (approximately one seventh on each anniversary date). Vesting occurs only if we achieve certain Ameren EPS performance levels which correspond to the levels established for the 2008 EIP. There is no annual vesting if the Ameren EPS performance does not reach a minimum level established annually over the seven-year vesting period. The vesting period is reduced from seven years to three years if Ameren’s EPS achieves a prescribed growth rate over the three-year period. The Executives cannot receive more than the original restricted stock grants plus dividend appreciation on shares granted under the Long-Term Incentive Plan of 1998.

Dividends paid on restricted shares are reinvested in additional shares of Ameren Common Stock, which vest concurrently with the restricted shares. The Executives are entitled to voting privileges associated with the restricted shares to the extent the restricted shares have not been forfeited.

Prior to February 2006, restricted stock vesting was also conditioned upon the Executive’s achievement of required stock ownership levels based on position and salary. In February 2006, the Committee recommended and the Board of Directors approved the elimination of the stock ownership requirement as a condition to vesting in the restricted stock awards granted under the Long-Term Incentive Plan of 1998 to facilitate the transition from that plan to the 2006 Omnibus Incentive Compensation Plan approved by shareholders in May 2006. No new restricted stock awards were made to the Executives in 2008, 2007 or 2006.

Vesting of Performance-Based Restricted Stock Based on 2008 Results

As a result of 2008 Ameren EPS performance, 91.7 percent of the restricted stock awards granted prior to 2006 and eligible to vest based on 2008 EPS performance vested.

Retirement Benefits

Retirement benefits provide post-employment security to our employees. There are three primary retirement benefit programs applicable to the Executives:

•	employee benefit plans that are available to all of our employees, including 401(k) savings and tax-qualified retirement plans;

•

the Supplemental Retirement Plans (together, the “SRP”) provide the Executives a benefit equal to the difference between the benefit that would have been paid if IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations; and

•

the deferred compensation plans provide the opportunity to defer to future years taxability of part of base salary and all non-equity incentive compensation at an interest rate of 150 percent of Mergent’s Index, with interest compounding on a tax-deferred basis. This improves the competitiveness of Ameren’s overall retirement program and brings it closer to market.

A more detailed explanation of retirement benefits applicable to the Executives is provided in this proxy statement under the caption “— PENSION BENEFITS” below.

Change of Control Protections

“Change of Control” protections under Ameren’s Second Amended and Restated Change of Control Severance Plan provide severance pay and, in some situations, vesting or payment of long-term incentive awards, upon a Change of Control of the Company. The arrangements provide market-level payments in the event of an involuntary termination not for “Cause” or a voluntary termination for “Good Reason.” Definitions of “Change of Control,” “Cause” and “Good Reason,” as well as more complete descriptions of Change of Control protections are found below under the caption “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan.”

We believe that providing limited protections to the Executives upon a change of control are in shareholders’ best interests because doing so serves to maintain a stable executive team during the process and is helpful in hiring executives into the Company. The triggers are structured so that payment and vesting occur only upon the occurrence of both a change of control and loss of the Executive’s position, except that restrictions on restricted stock awarded under the Long-Term Incentive Plan of 1998 are eliminated immediately upon a change of control, as defined in such Plan. In permitting the restricted shares to vest immediately upon a change of control, the Company sought to ensure that ongoing employees are treated the same as terminated employees with respect to outstanding restricted stock grants and to provide employees with the same opportunities as other shareholders, who are free to sell their equity at the time of the change of control event and thereby realize the value created at the time of the deal.

We consider it likely that it will take more time for higher-level employees to find new employment, and therefore senior management, including the Executives, generally are paid severance upon a termination for a longer period following a Change of Control. The Committee considered this as well as the factors described in the preceding paragraph in structuring the cash payments described under “OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection” below, which an Executive would receive if terminated within two years following a Change of Control.

Common Stock Ownership Requirement

The Company has a stock ownership requirement for Executives that fosters long-term Common Stock ownership and aligns the interests of the Executives and shareholders. The requirement provides that, within five years of either the January 1, 2007 effective date or the Executive’s initial election to such office, each Executive is required to own shares of our Common Stock valued as a percentage of base salary as follows:

•	Mr. Rainwater: 3 times base salary;

•	Messrs. Baxter, Voss and Naslund: 2 times base salary; and

•	Mr. Sullivan: 1 times base salary.

When an Executive reaches age 62, the applicable stock ownership requirement is reduced by one-half. At any time an Executive has not satisfied the applicable requirement, such officer must retain at least 50 percent of the net shares delivered to him pursuant to awards granted after January 1, 2012 under our equity compensation programs.

Timing of Compensation Decisions and Awards

The Board and the Committee establish meeting schedules annually, well in advance of each meeting. Equity incentive compensation awards were made at regularly scheduled meetings.

Following is a discussion of the timing of compensation decisions for 2008 at the Company:

•	the Executives’ base salaries for 2008 were determined at the December 2007 Committee meeting, effective January 1, 2008; and

•	Executive Incentive Plan EPS goals for 2008 were set and PSU grants to the Executives were made at the February 2008 Committee meeting.

The Committee typically makes long-term incentive grants at its February meeting. In December 2008, the Committee established base salaries for 2009, effective in January. The Committee expects to continue to establish base salaries at its December meeting each year, effective in January.

Impact of Prior Compensation

Amounts realizable from prior compensation did not serve to increase or decrease 2008 compensation amounts. The Committee’s primary focus was on achieving market-level compensation opportunities.

Factors Considered in Decisions to Increase or Decrease Compensation Materially

Market data, retention needs and internal pay equity have been the primary factors considered in decisions to increase or decrease compensation opportunities materially. Corporate and individual performance are the primary factors in determining the ultimate value of those compensation opportunities.

Role of Executive Officers

The Chief Executive Officer (Mr. Rainwater) with the assistance of the Senior Vice President and Chief Human Resources Officer (Ms. Donna Martin) recommended to the Committee compensation amounts for the other Executives. Mr. Rainwater was not involved in determining his own compensation. All of the Executives had input into the redesign of the 2008 EIP.

Company Policy Regarding the Economic Risk of Common Stock Ownership

Our Section 16 Trading Reporting Program prohibits executive officers and directors from engaging in derivative transactions with respect to our Common Stock and pledges of our Common Stock.

Other Compensation Matters

We do not have any written or unwritten employment agreements with any of our Executives. Each Executive is an employee at the will of the Company.

COMPENSATION TABLES AND NARRATIVE DISCLOSURES

The following table sets forth compensation information for our Executives for services rendered in all capacities to the Company and its subsidiaries in fiscal years 2008, 2007 and 2006. You should refer to the section entitled “COMPENSATION DISCUSSION AND ANALYSIS” above for an explanation of the elements used in setting the compensation for our Executives.

SUMMARY COMPENSATION TABLE

Name and Principal Position at December 31, 2008(1) (a)	Year (b)	Salary(2) ($) (c)	Bonus(2) ($) (d)	Stock Awards(3) ($) (e)	Option Awards(4) ($) (f)	Non-Equity Incentive Plan Compensation(2)(5) ($) (g)	Change in Pension Value and Nonqualified Def. Comp. Earnings(6) ($) (h)	All Other Compensation(7) ($) (i)	Total ($) (j)
G.L. Rainwater	2008	935,000	–	2,844,370	–	771,656	465,616	29,480	5,046,122
Chairman, President and Chief Executive	2007	900,000	–	2,766,129	–	696,701	319,132	27,477	4,709,939
Officer, Ameren	2006	900,000	–	1,722,938	–	243,000	352,088	26,366	3,244,392

W.L. Baxter	2008	550,000	–	947,239	–	302,610	132,866	11,982	1,944,697
Executive Vice President and Chief Financial	2007	530,000	–	842,939	–	312,594	65,537	11,683	1,762,753
Officer, Ameren and Chairman, President, Chief Executive Officer and Chief Financial Officer, Ameren Services	2006	500,000	–	491,898	–	180,000	76,060	22,042	1,270,000

T.R. Voss	2008	475,000	–	851,326	–	240,255	216,452	23,971	1,807,004
Executive Vice President and Chief Operating	2007	460,000	–	772,741	–	271,308	149,455	19,288	1,672,792
Officer, Ameren and Chairman, President and Chief Executive Officer, UE	2006	440,000	–	468,068	–	118,800	151,572	18,250	1,196,690

S.R. Sullivan	2008	415,000	–	688,095	–	228,333	145,104	10,919	1,487,451
Senior Vice President, General Counsel and	2007	400,000	–	613,451	–	230,022	83,023	10,236	1,336,732
Secretary, Ameren	2006	380,000	–	348,511	–	119,700	92,733	9,611	950,555

C.D. Naslund	2008	412,500	–	417,888	–	369,348	171,512	40,262	1,411,510
Chairman and President, AEG,	2007	365,000	21,000	370,344	–	179,000	97,727	14,311	1,047,780
Chairman, President and Chief Executive Officer, Ameren Energy Resources Company, LLC and Chairman and President, AmerenEnergy Resources Generating Company	2006	335,000	–	215,882	–	100,500	94,675	13,750	759,807

(1)	Includes compensation received as an officer of Ameren and its subsidiaries; Mr. Naslund was not an executive officer named in Ameren’s Summary Compensation Table for fiscal year 2007. Information in this table relating to Mr. Naslund in fiscal years 2006 and 2007 and for the first half of fiscal year 2008 relates to his compensation as Senior Vice President and Chief Nuclear Officer, UE.

(2)	Except for a cash bonus award made to Mr. Naslund for 2007 performance, all cash compensation received by each Executive for fiscal years 2008, 2007 and 2006 is found in either the Salary or Non-Equity Incentive Plan Compensation column of this Table. The amounts that would generally be considered “bonus” awards are found under the Non-Equity Incentive Plan Compensation column.

(3)

The amounts in column (e) reflect the dollar amount recognized for financial statement reporting purposes for the applicable fiscal year, in accordance with FAS 123R of restricted stock awards under our Long-Term Incentive Plan of 1998 and PSU awards under our 2006 Omnibus Incentive Compensation Plan without regard to estimated forfeitures related to service-based vesting conditions and thus include amounts from

PSU awards granted in the applicable fiscal year and prior fiscal years and, in the case of restricted stock awards, prior to 2006. Assumptions used in the calculation of these amounts are described in Note 12 to our audited financial statements for the fiscal year ended December 31, 2008 included in our 2008 Form 10-K.

The amounts reported for PSU award grants, representing the dollar amount recognized for financial statement reporting purposes, do not reflect compensation realized by the Executives and are not a guarantee of the amount that the Executive will actually receive from the grant of the respective PSU awards. The PSUP performance periods for the 2007 and 2008 grants will not end until December 31, 2009 and December 31, 2010, respectively, and, as such, the actual value, if any, of the PSU awards will generally depend on the Company’s achievement of certain performance measures during these periods. For information regarding the terms of the awards, the description of performance based vesting conditions, and the criteria for determining the amounts payable, including 2006 PSU awards granted, see “— COMPENSATION DISCUSSION AND ANALYSIS.”

(4)	None of the Executives received any option awards in 2008, 2007 or 2006.

(5)	Represents payouts for performance under the applicable year’s EIP. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of how amounts were determined for 2008.

(6)	Amounts shown in column (h) are the sum of (1) the increase in the actuarial present value of each Executive’s accumulated benefit under all defined benefit and actuarial pension plans (including the SRP) from December 31 of the prior fiscal year to December 31 of the applicable fiscal year and (2) the difference between the interest rate credited in the Company’s deferred compensation plans and 120 percent of the Internal Revenue Service (“IRS”) long-term Applicable Federal Rate published by the IRS and calculated as of January 1, 2007 for the year ended December 31, 2006, as of January 1, 2008 for the year ended December 31, 2007 and as of January 1, 2009 for the year ended December 31, 2008. The table below shows the allocation of these amounts for each Executive. For 2008, the applicable interest rate for the deferred compensation plans was 8.34 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 4.30 percent published by the IRS, and calculated as of January 2009. For 2006, the applicable interest rate was 7.86 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 5.70 percent published by the IRS and calculated as of January 2007. For 2007, the applicable interest rate was 8.39 percent. The above-market earnings equal that amount minus 120 percent of the Applicable Federal Rate of 5.36 percent published by the IRS and calculated as of January 2008.

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plans Above-Market Interest ($)
Rainwater	2008	303,239	162,377
	2007	223,719	95,413
	2006	297,990	54,098
Baxter	2008	107,967	24,899
	2007	50,617	14,920
	2006	67,470	8,590
Voss	2008	165,185	51,267
	2007	117,643	31,812
	2006	133,044	18,528

Name	Year	Pension Plan Increase ($)	Deferred Compensation Plans Above-Market Interest ($)
Sullivan	2008	103,871	41,233
	2007	57,985	25,038
	2006	78,528	14,205
Naslund	2008	132,415	39,097
	2007	74,527	23,200
	2006	81,356	13,319

For assumptions and methodology regarding the determination of pension values, please refer to the footnotes under the Pension Benefits Table.

(7)	Except as described below with respect to Mr. Naslund, none of the Executives received perquisites and other personal benefits in the aggregate amount of $10,000 or more in 2008.

The amounts in column (i) reflect for each Executive matching contributions allocated by the Company to each Executive pursuant to the Company’s 401(k) savings plan, which is available to all salaried employees, the cost of insurance premiums paid by the Company with respect to term life insurance, which amount each Executive is responsible for paying income tax and in the case of Mr. Naslund, the amount he received as reimbursement for relocation expenses and costs associated with tax and financial planning and certain entertainment activities in 2008. In 2008, the Company’s 401(k) matching contributions for Mr. Rainwater and Mr. Naslund were $10,046 and $10,350, respectively. In 2008, the Company’s costs of insurance premiums for Mr. Rainwater and Mr. Voss were $19,434 and $10,996, respectively. In 2008, the Company’s costs of matching charitable gifts contributions for Mr. Voss and Mr. Naslund were $3,000 and $1,000, respectively.

The following table provides additional information with respect to stock-based awards granted in 2008, the value of which was provided in the Stock Awards column of the Summary Compensation Table with respect to 2008 grants, and the potential range of payouts associated with the 2008 EIP.

GRANTS OF PLAN-BASED AWARDS TABLE

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options(4) (#) (j)	Exercise or Base Price of Option Awards(4) ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards(5) ($) (l)
Name (a)	Grant Date(1) (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Rainwater	EIP: 2/08/2008	420,750	841,500	1,683,000	–	–	–	–	–	–	–
	PSUP: 2/08/2008	–	–	–	19,945	66,484	132,968	–	–	–	2,151,204
Baxter	EIP: 2/08/2008	165,000	330,000	660,000	–	–	–	–	–	–	–
	PSUP: 2/08/2008	–	–	–	6,704	22,348	44,696	–	–	–	723,108
Voss	EIP: 2/08/2008	142,500	285,000	570,000	–	–	–	–	–	–	–
	PSUP: 2/08/2008	–	–	–	5,790	19,300	38,600	–	–	–	624,485
Sullivan	EIP: 2/08/2008	124,500	249,000	498,000	–	–	–	–	–	–	–
	PSUP: 2/08/2008	–	–	–	5,059	16,862	33,724	–	–	–	545,599
Naslund	EIP: 2/08/2008	127,500	255,000	510,000	–	–	–	–	–	–	–
	PSUP: 2/08/2008	–	–	–	3,115	10,384	20,768	–	–	–	335,992

(1)	The PSU awards were granted on February 8, 2008. See “— COMPENSATION DISCUSSION AND ANALYSIS” for a discussion of the timing of various pay decisions.

(2)	The amounts shown in column (c) reflect the threshold payment level under the 2008 EIP which is 50 percent of the target amount shown in column (d). The amount shown in column (e) is 200 percent of such target amount. These amounts are based on the individual’s 2008 salary and position. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the description of performance-based conditions.

(3)	The amounts shown in column (f) reflect the threshold PSU award which is 30 percent of the target amount shown in column (g). The amount shown in column (h) is 200 percent of such target amount. See “— COMPENSATION DISCUSSION AND ANALYSIS” for information regarding the terms of the awards, the description of performance-based vesting conditions, and the criteria for determining the amounts payable.

(4)	None of the Executives received any option awards in 2008.

(5)	Represents the full grant date fair value of the PSU awards in 2008 determined in accordance with FAS 123R, based on the assumptions referenced in footnote (3) to the Summary Compensation Table. There is no guarantee that, if and when the 2008 PSU awards vest, they will have this value.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS TABLE

See “— COMPENSATION DISCUSSION AND ANALYSIS” for further information regarding the terms of awards reported in the Summary Compensation Table and the Grants of Plan-Based Awards Table and for discussions regarding officer stock ownership requirements, dividends paid on equity awards, and allocations between short-term and long-term compensation.

The following table provides information regarding the outstanding equity awards held by each of the Executives as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards(1)						Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Number of Securities Underlying Unexercised Options Unexercisable (#) (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested(2) (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested(3) ($) (j)

Rainwater	–	–	–	–	–	–	–	50,468	1,678,562
Baxter	–	–	–	–	–	–	–	19,271	640,964
Voss	–	–	–	–	–	–	–	16,004	532,292
Sullivan	–	–	–	–	–	–	–	13,443	447,110
Naslund	–	–	–	–	–	–	–	8,560	284,701

(1)	None of the Executives hold any options to purchase shares of the Company’s Common Stock.

(2)	Represents 2007 and 2008 PSUs award grants at threshold (due to lack of payout history) and restricted stock awards at target, based on historical payout levels.

The following table provides the outstanding shares of restricted stock and their potential vesting dates (at target performance).

	# of Potential Shares Vesting (at Target) Each Year Including Projected Dividends
Name	3/1/10	3/1/11	3/1/12
Rainwater	5,331	4,387	2,750
Baxter	2,881	2,365	1,425
Voss	2,093	1,748	1,213
Sullivan	1,637	1,366	849
Naslund	1,143	972	728

The 2007 and 2008 PSU awards under the 2006 Omnibus Incentive Compensation Plan vest, subject to Ameren achieving the required performance threshold and continued employment of the Executive, as of December 31, 2009 and December 31, 2010 for all Executives, respectively. See “— COMPENSATION DISCUSSION AND ANALYSIS — Long-Term Incentives: Performance Share Unit Program (“PSUP”).”

(3)	The dollar value of the payment of the 2007 and 2008 PSU awards is based on achieving the threshold (minimum) performance goals for such awards. The dollar value of the payout of outstanding restricted stock awards is based on achieving target performance goals for such awards. Valuations are based on the closing price of $33.26 per share of Ameren’s Common Stock on the NYSE on December 31, 2008, the last business day of 2008. There is no guarantee that, if and when the 2007 and 2008 PSU awards and restricted stock awards vest, they will have this value.

The following table provides the amounts received upon exercise of options or similar instruments or the vesting of stock or similar instruments during the most recent fiscal year.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards(1)		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting(4) ($) (e)
Rainwater	–	–	6,622(2)	157,471
			19,735(3)	656,386
Baxter	–	–	3,473(2)	82,588
			6,265(3)	208,374
Voss	–	–	2,644(2)	62,874
			5,513(3)	183,362
Sullivan	–	–	1,941(2)	46,157
			4,762(3)	158,384
Naslund	–	–	1,439(2)	34,219
			2,682(3)	89,203

(1)	None of the Executives hold any options to purchase shares of our Common Stock.

(2)	Shares earned and vested under the restricted stock awards under the Long-Term Incentive Plan of 1998 due to achievement of specified Ameren EPS hurdles for restricted shares awarded during 2001-2005. The restricted shares were released on February 27, 2009.

(3)	Includes 2006 PSU award grants earned as of December 31, 2008. 2006 PSUs earned will continue to track with Ameren’s Common Stock price until December 31, 2010, at which time the PSUs will be paid in Ameren Common Stock. During the performance period for the 2006 PSU awards ending December 31, 2008, Executives received dividend equivalents on 2006 PSU award grants, which represented the right to receive shares of Ameren Common Stock measured by the dividend payable with respect to the corresponding number of 2006 PSU awards. Dividend equivalents of 2006 PSU awards accrued and were reinvested into additional 2006 PSU awards throughout the three-year performance period as follows: Mr. Rainwater 2,957 units; Mr. Baxter 939 units; Mr. Voss 826 units; Mr. Sullivan 714 units; and Mr. Naslund 402 units. During the two-year period following the three-year performance period for the 2006 PSU awards, dividend equivalents will be paid on earned 2006 PSU awards on a current basis at the end of each calendar quarter.

(4)	The value of the vested 2006 PSUs is based on the closing price of $33.26 per share of our Common Stock on the NYSE on December 31, 2008. The value of the vested restricted shares is based on the closing price of $23.78 per share of our Common Stock on the NYSE on February 27, 2009.

PENSION BENEFITS

The table below provides the actuarial present value of the Executive’s accumulated benefits under the Company’s retirement plans and the number of years of service credited to each Executive under these plans.

PENSION BENEFITS TABLE

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit(1)(2) ($) (d)	Payments During Last Fiscal Year(3) ($) (e)
Rainwater	1) Retirement Plan	29	836,493	–
	2) SRP	29	1,346,932	–
Baxter	1) Retirement Plan	13	131,742	–
	2) SRP	13	296,077	–
Voss	1) Retirement Plan	39	950,635	–
	2) SRP	39	392,142	–
Sullivan	1) Retirement Plan	19	286,605	–
	2) SRP	19	249,565	–
Naslund	1) Retirement Plan	34	694,943	–
	2) SRP	34	212,405	–

(1)

Represents the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan (defined below) and the SRP as of December 31, 2008. See Note 11 to our audited consolidated financial statements for the year ended December 31, 2008 included in our 2008 Form 10-K for an explanation of the valuation method and all material assumptions applied in quantifying the present value of the accumulated benefit. The calculations were based on retirement at the plan normal retirement age of 65, included no pre-retirement decrements in determining the present value, used an 80 percent lump sum/20 percent annuity payment form assumption, and used the plan valuation mortality assumptions after age 65 in the 1994 Group Annuity Reserving Table. Cash balance accounts were projected to age 65 using the 2008 plan interest crediting rate of 5.00 percent.

(2)	The following table provides the Cash Balance Account Lump Sum Value for accumulated benefits relating to the Executives under the cash balance account under the Retirement Plan and the SRP at December 31, 2008 as an alternative to the presentation of the actuarial present value of the accumulated benefits relating to the Executives under the Retirement Plan and the SRP as of December 31, 2008.

Name	Plan Name	Cash Balance Account Lump Sum Value ($)
Rainwater	1) Retirement Plan	871,023
	2) SRP	1,402,534
Baxter	1) Retirement Plan	151,607
	2) SRP	340,721
Voss	1) Retirement Plan	995,684
	2) SRP	410,725
Sullivan	1) Retirement Plan	324,774
	2) SRP	282,801
Naslund	1) Retirement Plan	752,473
	2) SRP	229,989

(3)	All Executives are active and were not eligible for payments prior to December 31, 2008.

Ameren Retirement Plan

Cash Balance Account.  Most salaried employees of Ameren and its subsidiaries, including the Executives, earn benefits in the Cash Balance Account under the Ameren Retirement Plan (the “Retirement Plan”) immediately upon employment. Benefits generally become vested after five years of service.

On an annual basis a bookkeeping account in a participant’s name is credited with an amount equal to a percentage of the participant’s pensionable earnings for the year. Pensionable earnings include base salary and annual EIP compensation, which are equivalent to amounts shown in columns (c), (d) and (g) in the Summary Compensation Table.

The applicable percentage is based on the participant’s age as of December 31 of that year. If the participant was an employee prior to July 1, 1998, an additional transition credit percentage was credited to the participant’s account through 2007 (or an earlier date if the participant had less than 10 years of service on December 31, 1998).

Participant’s Age on December 31	Regular Credit for Pensionable Earnings*	Transition Credit for Pensionable Earnings	Total Credits
Less than 30	3%	1%	4%
30 to 34	4%	1%	5%
35 to 39	4%	2%	6%
40 to 44	5%	3%	8%
45 to 49	6%	4.5%	10.5%
50 to 54	7%	4%	11%
55 and over	8%	3%	11%
* An additional regular credit of three percent received for pensionable earnings above the Social Security wage base.

These accounts also receive interest credits based on the average yield for one-year U.S. Treasury constant maturity for the previous October, plus one percent. The minimum interest credit is five percent.

In addition, certain annuity benefits earned by participants under prior plans as of December 31, 1997 were converted to additional credit balances under the Retirement Plan as of January 1, 1998.

Effective January 1, 2001, an enhancement account was added that provides a $500 additional credit at the end of each year.

The normal retirement age under the Cash Balance Account structure and the SRP is 65. Neither the Cash Balance Account structure nor the SRP contain provisions for crediting extra years of service or for early retirement. When a participant terminates employment (including as a result of retirement), the amount credited to the participant’s account is converted to an annuity or paid to the participant in a lump sum. The participant can also choose to defer distribution, in which case the account balance is credited with interest at the applicable rate until the future date of distribution.

Ameren Supplemental Retirement Plan

In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the IRC. The SRP is maintained by Ameren to provide for a supplemental benefit equal to the difference between the benefit that would have been paid if such IRC limitations were not in effect and the reduced benefit payable as a result of such IRC limitations. Any Executive whose pension benefits under the Retirement Plan would exceed IRC limitations or who participates in the deferred compensation plans described below is eligible to participate in the SRP. The SRP is unfunded and is not a qualified plan under the IRC.

There is no offset under either the Retirement Plan or the SRP for Social Security benefits or other offset amounts.

NONQUALIFIED DEFERRED COMPENSATION

The following table discloses contributions, earnings and balances under nonqualified deferred compensation plans for each Executive.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name (a)	Executive Contributions in 2008(1) ($) (b)	Company Contributions in 2008 ($) (c)	Aggregate Earnings in 2008(2) ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at 12/31/08(3) ($) (f)
Rainwater	628,863	–	335,267	–	4,557,379
Baxter	82,512	–	51,421	–	711,389
Voss	142,512	–	105,871	–	1,449,673
Sullivan	124,512	–	85,152	–	1,171,387
Naslund	151,384	–	80,683	–	1,095,114

(1)	A portion of these amounts are also included in amounts reported for 2008 as “Salary” in column (c) of the Summary Compensation Table. These amounts also include a portion of amounts reported as “Non-Equity Incentive Plan Compensation” in our 2008 proxy statement representing compensation paid in 2008 for performance during 2007.

(2)	The dollar amount of aggregate interest earnings accrued during 2008. The above-market interest component of these amounts is included in amounts reported in column (h) of the Summary Compensation Table. See footnote (6) to the Summary Compensation Table for the amounts of above-market interest.

(3)	The dollar amount of the total balance of the Executive’s account as of December 31, 2008 consists of the following elements:

Name	Executive Contributions ($)	Interest Earnings ($)	Total Per Table Above ($)	Amount Previously Reported as Compensation in Prior Years(1) ($)
Rainwater	3,350,676	1,206,703	4,557,379	3,352,120
Baxter	462,626	248,763	711,389	285,924
Voss	929,757	519,915	1,449,673	591,473
Sullivan	826,984	344,402	1,171,387	465,243
Naslund	707,042	388,072	1,095,114	311,075

(1)	Represents amounts previously reported as compensation to the Executive in Ameren’s Summary Compensation Table in previous years.

We made changes to our nonqualified deferred compensation plans in response to changes in tax rules applicable to these type of plans.

Deferred Compensation Plans Prior to January 1, 2007

Under the Ameren Deferred Compensation Plan and the Executive Incentive Compensation Program Elective Deferral Provisions, executive officers and certain key employees, including the Executives, were, prior to January 1, 2007, permitted to annually choose to defer up to 30 percent of their salary and either 25 percent, 50 percent, 75 percent or 100 percent of their EIP compensation.

Deferred amounts under both plans earn interest at 150 percent of the average Mergent’s Index rate while the participant is employed by us. After the participant retires, attains 65 years of age or dies, the deferred amounts under the plans earn the average Mergent’s Index rate. The plans compound interest annually and the rate is determined as of the first day of the plan year.

A participant was permitted to choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period, up to 15 years with respect to deferred salary and up to 10 years with respect to deferred EIP compensation.

In the event a participant terminates employment with Ameren prior to attaining retirement age and after the occurrence of a change of control (as defined in such plans), the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

Deferred Compensation Plan Beginning January 1, 2007

In November 2006, the Company adopted the Ameren Deferred Compensation Plan (the “New Deferred Compensation Plan”) which merges the portions of the two plans described above which relate to post-2004 deferrals and amends and restates the foregoing. The New Deferred Compensation Plan became effective as of January 1, 2007 and applies to compensation paid to participants on and after such date.

Under the New Deferred Compensation Plan, executive officers and certain key employees, including the Executives, may annually choose to defer up to 50 percent (in one percent increments) of their salary and up to 100 percent (in one percent increments or amounts in excess of a threshold) for cash incentive awards. There are no minimum dollar thresholds for deferrals. At the request of a participant, the Company may, in its discretion, waive the 50 percent limitation.

Deferred amounts under the New Deferred Compensation Plan earn interest at 150 percent of the Mergent’s Index rate while the participant is employed by the Company or one of its subsidiaries. After the participant terminates employment for any reason, the deferred amounts under the New Deferred Compensation Plan earn the average Mergent’s Index rate.

A participant may choose to receive the deferred amounts at retirement in a lump sum payment or in installments over a set period of up to 15 years. In the event a participant terminates employment with the Company and its subsidiaries prior to age 55, the balance in such participant’s deferral account is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment. In the event a participant terminates employment with the Company and its subsidiaries prior to age 55 and after the occurrence of a Change of Control (as defined below under “— OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS — Change of Control Protection — In General — Change of Control Severance Plan”) the balance in such participant’s deferral account, including interest payable at 150 percent of the average Mergent’s Index rate, is distributable in a lump sum to the participant within 30 days of the date the participant terminates employment.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

Employment Agreements

The Company has no employment agreements with the Executives.

General Severance Plan

Ameren maintains a Severance Plan for Management Employees which provides for severance based on years of service and weeks of pay for all salaried full-time employees on the active payroll. The Executives are covered under this plan in the event of a qualified termination (defined under the plan) and are eligible for severance on the same basis as other full-time salaried employees.

Change of Control Protection

In General

Change of Control Severance Plan.  Ameren’s Board of Directors adopted a Second Amended and Restated Change of Control Severance Plan (the “Change of Control Plan”). Other Company plans also carry change of control provisions.

Change of Control severance and PSUP provisions were designed or redesigned by the Committee in 2006 and subsequent changes to the Change of Control Plan have been made in response to various changes in tax laws. The Committee believes these provisions are more conservative than is typical.

Under the Change of Control Plan, designated officers of Ameren and its subsidiaries, including the Executives, are entitled to receive severance benefits if their employment is terminated without Cause (as defined below) or by the Executive for Good Reason within two years after a Change of Control.

Definitions of Change of Control, Cause and Good Reason

A change of control (“Change of Control”) occurs under the Change of Control Plan, in general, upon:

(i)    the acquisition of 20 percent or more of the outstanding Common Stock of Ameren or of the combined voting power of the outstanding voting securities of Ameren;

(ii)    a majority change in composition of the board of directors;

(iii)    a reorganization, merger or consolidation, sale or other disposition of all or substantially all of the assets of Ameren, unless current shareholders continue to own 60 percent or more of the surviving entity immediately following the transaction; or

(iv)    approval by Ameren shareholders of a complete liquidation or dissolution of Ameren.

“Cause” is defined as follows:

(i)    the participant’s willful failure to substantially perform his or her duties with Ameren (other than any such failure resulting from the participant’s disability), after notice and opportunity to remedy;

(ii)    gross negligence in the performance of the participant’s duties which results in material financial harm to Ameren;

(iii)    the participant’s conviction of, or plea of guilty or nolo contendere to, any felony or any other crime involving the personal enrichment of the participant at the expense of Ameren or shareholders of Ameren; or

(iv)    the participant’s willful engagement in conduct that is demonstrably and materially injurious to Ameren, monetarily or otherwise.

“Good Reason” is defined as follows:

(i)    a net reduction of the participant’s authorities, duties, or responsibilities as an executive and/or officer of Ameren;

(ii)    required relocation of more than 50 miles;

(iii)    any material reduction of the participant’s base salary or target bonus opportunity;

(iv)    reduction in grant-date value of long-term incentive opportunity;

(v)    failure to provide the same aggregate value of employee benefit or retirement plans in effect prior to a Change of Control;

(vi)    failure of a successor to assume the Change of Control Plan agreements; or

(vii)    a material breach of the Change of Control Plan.

If an Executive’s employment is terminated without Cause or by the Executive for Good Reason, the Executive will receive a cash lump sum equal to the following:

(i)    salary and unpaid vacation pay through the date of termination;

(ii)    pro rata EIP compensation for the year of termination;

(iii)    three years’ worth of each of base salary, target EIP compensation, additional pension credit and employee welfare benefits;

(iv)    up to $30,000 for the cost of outplacement services (not available for a Good Reason termination); and

(v)    reimbursement and gross-up for any excise tax imposed on such benefits assuming excess payments are at least 110 percent above the imposed cap under the IRC.

Following are details of how the above items are calculated.

•

Retirement Plan Benefit Assumptions.  Amount equal to the difference between (a) the account balance under the Retirement Plan and SRP which the participant would receive if his or her employment continued during the three-year period upon which severance is received (assuming the participant’s compensation during such period would have been equal to his or her compensation as in effect immediately prior to termination), and (b) the actual account balance (paid or payable) under such plans as of the date of termination.

•

Welfare Benefit Payment Assumptions.  Continued coverage for the Executive’s family with medical, dental, life insurance and executive life insurance benefits as if employment had not been terminated during the three-year period upon which severance is received. Calculation assumes full cost of benefits over the three-year period. In addition, the Executive’s family receives additional retiree medical benefits (if applicable) as if employment had not been terminated during the three-year period upon which severance is received. All retiree medical benefits are payable only in their normal form as monthly premium payments. The actuarial present value of the additional retiree medical benefits is included, calculated based on retirement at the end of the three-year severance period, a graded discount rate assumption of 1.64 percent for payment duration of three years or less, 3.43 percent for payment duration of over three but not more than nine years and 5.35 percent for payment duration over nine years, and post-retirement mortality according to the RP-2000 (generational) table. (No pre-retirement mortality.)

Amounts paid upon a Change of Control and termination of employment are estimated in the table below assuming termination occurred at December 31, 2008. Excise tax and gross-up payments are estimated using a stock price of $33.26 per share (the closing price of Ameren’s Common Stock on the NYSE on December 31, 2008, the last business day of 2008).

Name	Three Years’ Base Salary and Target EIP, Plus Prorata EIP ($)	Three Years’ Additional Pension Credit ($)	Three Years’ Welfare Benefits(1) ($)	Outplacement at Maximum ($)	Excise Tax and Gross-up (to IRS) ($)	Total ($)
Rainwater	6,171,000	916,132	93,136	30,000	5,221,332	12,431,600
Baxter	2,970,000	322,898	50,580	30,000	2,057,565	5,431,043
Voss	2,565,000	472,416	66,060	30,000	1,892,567	5,026,043
Sullivan	2,241,000	283,930	46,800	30,000	1,504,412	4,106,142
Naslund	2,295,000	351,908	78,192	30,000	1,486,680	4,241,780

(1)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of or to the Executives under our welfare benefit plans. These amounts are not paid as a cash lump sum upon a Change of Control and termination of employment.

Ability to Amend or Terminate Change of Control Plan

The Board may amend or terminate the Change of Control Plan at any time, including designating any other event as a Change of Control, provided that the Change of Control Plan may not be amended or terminated (i) following a Change of Control, (ii) at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (iii) otherwise in connection with or in anticipation of a Change of Control in any manner that could adversely affect the rights of any officer covered by the Change of Control Plan.

Change of Control Provision in Other Company Compensation Plans

The following is a summary of the treatment of awards granted under the Long-Term Incentive Plan of 1998 and the 2006 Omnibus Incentive Compensation Plan upon a change of control, as defined in the related plan.

Long-Term Incentive Plan of 1998.  Under the Company’s Long-Term Incentive Plan of 1998, restrictions on restricted stock awarded under this Plan are eliminated immediately upon a change of control, as defined in such Plan. Given that, the following shares, which are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table, would vest upon a change of control.

Name	Number of Restricted Shares That Would Vest upon a Change of Control

Rainwater	11,542

Baxter	6,180

Voss	4,673

Sullivan	3,564

Naslund	2,623

2006 Omnibus Incentive Compensation Plan.  Following are the details of protections provided with respect to the 2008 PSU awards under the 2006 Omnibus Incentive Compensation Plan upon a Change of Control. Definitions of capitalized terms may be found in the Change of Control Plan. In brief, the goal of these protections is to avoid acceleration of vesting and payment in situations where a Change of Control occurs but the Company continues to exist and the Executive retains his or her position.

•

Change of Control prior to vesting after which there is no traded stock.  Upon a Change of Control which occurs on or before December 31, 2010 in which the Company ceases to exist or is no longer publicly trading on the NYSE or the NASDAQ Stock Market, the target number of PSU awards granted, together with dividends accrued thereon, will be converted to nonqualified deferred compensation. Interest on the nonqualified deferred compensation will accrue based on the prime rate, computed as provided in the award agreement.

(i)    Continued employment.  If the participant remains employed with the Company or its successor until December 31, 2010, the nonqualified deferred compensation plus interest will be paid to the participant as a lump sum on such date.

(ii)    Death or disability.  If the participant remains employed with the Company or its successor until his or her death or disability which occurs before December 31, 2010, the participant or his or her designee will immediately receive the nonqualified deferred compensation, plus interest, upon such death or disability.

(iii)    Qualifying termination.  If the participant is involuntarily terminated or has a voluntary termination for Good Reason before December 31, 2010 (collectively, a “qualifying termination”), the participant will immediately receive the nonqualified deferred compensation, plus interest upon such termination.

(iv)    Other terminations.  If the participant terminates employment before December 31, 2010 other than as described above, the nonqualified deferred compensation, plus interest is forfeited.

The following table sets forth the number of shares that would be paid at December 31, 2008 to each Executive upon the earliest to occur of the events described in (i) through (iii) above following a Change of Control after which Ameren has no traded stock. A portion of these shares are included in column (i) of the Outstanding Equity Awards at Fiscal Year-End Table.

Name	Number of Shares Relating to PSU Awards to Be Paid Out After a Change of Control and on Earliest of Events Described Above

Rainwater	149,487

Baxter	49,902

Voss	43,283

Sullivan	37,691

Naslund	22,470

•	Change of Control after vesting, and after which there is no traded stock. Upon a Change of Control that occurs after December 31, 2010, the participant will receive an immediate distribution of cash equal to the value of the earned PSUs, computed as provided in the award agreement.

•

Change of Control but the Company continues in existence.  If there is a Change of Control but the Company continues in existence and remains a publicly traded company on the NYSE or the NASDAQ Stock Market, the PSUs will pay out upon the earliest to occur of the following:

(i)    two years and one day after the vesting date;

(ii)    the participant’s death;

(iii)    if the participant becomes disabled or retires during the performance period, one day after the vesting date;

(iv)    if the participant becomes disabled or retires after the vesting date, upon the participant’s disability or retirement, respectively;

(v)    if the participant experiences a qualifying termination during the two-year period following the Change of Control and the termination occurs prior to the vesting date, all of the PSUs the participant would have earned if such participant remained employed until the vesting date will vest on such date and such vested PSUs will be paid in shares of the Company’s Common Stock as soon as practicable thereafter; and

(vi)    if the participant experiences a qualifying termination during the two-year period following the Change of Control but the termination occurs after the vesting date, the participant will receive an immediate distribution of the earned shares of the Company’s Common Stock.

Treatment of Restricted Stock Upon Terminations Other Than for Change of Control

Restricted stock may vest upon retirement, death, disability, and involuntary termination not for Cause. The number of shares that vest depends on the Executive’s age at the time of the termination as indicated below.

•

Age 61 and under:  A prorated award is earned through the termination date at the March 1 following the end of the performance period (based on actual performance) and paid immediately following such March 1. All other unvested restricted shares are forfeited.

•	Age 62 or higher: Restricted shares continue to vest in accordance with the terms of the awards.

Treatment of PSUs Upon Termination Other Than for Change of Control

The following summarizes the impact of employment events that may result in payment of PSU awards.

Employment Event	Payout (Always in Ameren Common Stock)

Death	All awards pay out at target (plus accrual of dividends), pro rata for the number of days worked in each performance period.

Disability	All outstanding awards are earned at the same time and to the same extent that they are earned by other participants, and are paid out by March 15 after the performance period ends.

Retirement	If retirement occurs during the performance period at:

Age 55-62 with five years of service: A prorated award is earned at the end of the three-year performance period (based on actual performance) and paid immediately.

Age 62+ with five years of service: A full award is earned at the end of the three-year performance period (based on actual performance) and paid immediately.

If retirement occurs during the two-year holding period following the performance period, payout of earned and vested awards is made immediately.

Based on the above, the following table shows the number of PSUs that would vest upon the Executive’s death at December 31, 2008 and estimates the number of PSUs that would be payable upon the Executive’s retirement at December 31, 2008.

Name	Number of PSUs That Would Vest Upon Death of Executive	Estimated Number of PSUs That Would Be Payable Upon Retirement of Executive(1)
Rainwater	82,596	61,575
Baxter	27,409	–
Voss	23,830	11,008
Sullivan	20,719	–
Naslund	12,014	5,532

(1)	The estimated number of PSUs that would be payable upon Mr. Rainwater’s retirement at December 31, 2008 includes 2006 PSU awards vested at threshold and assumes for proxy statement disclosure purposes only that each of the 2007 and 2008 PSU awards also vest at threshold at the end of the respective three-year performance period. In estimating the number of PSUs that would be payable upon Mr. Rainwater’s retirement, we have also assumed for proxy statement disclosure purposes only, Ameren’s maintenance of a $1.54 annual dividend over the respective performance period and calculated the number using $32.915, the average of the high and the low of our Common Stock on the NYSE on December 31, 2008. The estimated number of PSUs that would be payable upon Mr. Voss’ and Mr. Naslund’s retirement at December 31, 2008 includes 2006 PSU awards vested at threshold and assumes for proxy statement disclosure purposes only that two-thirds of the 2007 PSU awards and one-third of the 2008 PSU awards also vest at threshold at the end of the respective three-year performance period. Messrs. Baxter and Sullivan are not retirement eligible under the PSUP. Therefore, no PSUs would vest under this scenario.

Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate other filings with the SEC, including this proxy statement, in whole or in part, the following Audit and Risk Committee Report shall not be deemed to be incorporated by reference into any such filings.

AUDIT AND RISK COMMITTEE REPORT

The Audit and Risk Committee reviews Ameren’s financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements to be included in the 2008 Form 10-K with Ameren’s management and the independent registered public accounting firm. Management is responsible for the financial statements and the reporting process, as well as maintaining effective internal control over financial reporting and assessing such effectiveness. The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as expressing an opinion on whether Ameren maintained effective internal control over financial reporting.

The Audit and Risk Committee has discussed with the independent registered public accounting firm, the matters required to be discussed by the rules of the Public Company Accounting Oversight Board (“PCAOB”), including U.S. Auditing Standard Section 380. In addition, the Audit and Risk Committee has discussed with the independent registered public accounting firm, the accounting firm’s independence with respect to Ameren and its management, including the matters in the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit and Risk Committee concerning independence, received from the independent registered public accounting firm. To ensure the independence of the registered public accounting firm, Ameren has instituted monitoring processes at both the internal management level and the Audit and Risk Committee level. At the management level, the chief financial officer or the chief accounting officer is required to review and pre-approve all engagements of the independent registered public accounting firm for any category of services, subject to the pre-approval of the Audit and Risk Committee described below. In addition, the chief financial officer or the chief accounting officer is required to provide to the Audit and Risk Committee at each of its meetings (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q) a written description of all services to be performed by the independent registered public accounting firm and the corresponding estimated fees. The monitoring process at the Audit and Risk Committee level includes a requirement that the Committee pre-approve the use of the independent registered public accounting firm to perform any category of services. At each Audit and Risk Committee meeting (except meetings held exclusively to review earnings press releases and quarterly reports on SEC Form 10-Q), the Committee receives a joint report from the independent registered public accounting firm and the chief financial officer or the chief accounting officer concerning audit fees and fees paid to the independent registered public accounting firm for all other services rendered, with a description of the services performed. The Audit and Risk Committee has considered whether the independent registered public accounting firm’s provision of the services covered under the captions “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM — FEES FOR FISCAL YEARS 2008 AND 2007 — Audit-Related Fees,” “— Tax Fees” and “— All Other Fees” in this proxy statement is compatible with maintaining the registered public accounting firm’s independence and has concluded that the registered public accounting firm’s independence has not been impaired by their engagement to perform these services.

In reliance on the reviews and discussions referred to above, the Audit and Risk Committee recommended to the Board of Directors that the audited financial statements be included in Ameren’s 2008 Form 10-K, for filing with the SEC.

Audit and Risk Committee:

Douglas R. Oberhelman, Chairman

Stephen F Brauer

Susan S. Elliott

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PwC served as the independent registered public accounting firm for Ameren and its subsidiaries in 2008. PwC is an independent registered public accounting firm with the PCAOB. Representatives of the firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

FEES FOR FISCAL YEARS 2008 AND 2007

Audit Fees

The aggregate fees for professional services rendered by PwC for (i) the audits of the consolidated annual financial statements of Ameren included in the combined 2008 Form 10-K of Ameren and its registered subsidiaries, the annual financial statements of its subsidiaries included in the combined 2008 Form 10-K of Ameren and its registered subsidiaries and the annual financial statements of certain non-registered subsidiaries; (ii) the audit of Ameren’s internal control over financial reporting; (iii) the reviews of the quarterly financial statements included in the combined Forms 10-Q of Ameren and its subsidiaries for the 2008 fiscal year; (iv) services provided in connection with debt and equity offerings; (v) certain accounting and reporting consultations; and (vi) certain regulatory required audits for the 2008 fiscal year, were $2,854,320.

Fees billed by PwC for audit services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $2,559,726.

Audit-Related Fees

The aggregate fees for audit-related services rendered by PwC to Ameren and its subsidiaries during the 2008 fiscal year totaled $1,085,400. Such services consisted of: (i) risk and controls assessments related to power making operations and construction practices — $682,500; (ii) employee benefit plan audits — $204,500; (iii) assessment of the business risk management process — $176,000; (iv) agreed-upon procedures related to debt agreement compliance — $17,000; and (v) stock transfer/registrar review — $5,400.

Fees billed by PwC for audit-related services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $646,212.

Tax Fees

PwC rendered no tax services to Ameren and its subsidiaries during the 2008 and 2007 fiscal years.

All Other Fees

The aggregate fees billed to Ameren by PwC during the 2008 fiscal year for all other services rendered to Ameren and its subsidiaries totaled $198,500 for risk infrastructure review procedures, accounting and reporting reference software and workforce benchmarking services.

Fees billed by PwC for all other services rendered to Ameren and its subsidiaries during the 2007 fiscal year totaled $40,500.

POLICY REGARDING THE PRE-APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM PROVISION OF AUDIT, AUDIT-RELATED AND NON-AUDIT SERVICES

The Audit and Risk Committee has adopted a policy to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm to Ameren and its subsidiaries, except that in accordance with the

Committee’s charter, pre-approvals of non-audit services may be delegated to a single member of the Audit and Risk Committee. The Audit and Risk Committee pre-approved under that policy 100 percent of the fees for services covered under the above captions “— Audit Fees,” “— Audit-Related Fees” and “— All Other Fees” for fiscal years 2008 and 2007.

SHAREHOLDER PROPOSALS

Under the rules of the SEC, any shareholder proposal intended for inclusion in the proxy material for the Company’s 2010 annual meeting of shareholders must be received by the Secretary of the Company on or before November 11, 2009. We expect that the 2010 annual meeting of shareholders will be held on April 27, 2010.

In addition, under the Company’s By-Laws, shareholders who intend to submit a proposal in person at an annual meeting, or who intend to nominate a director at an annual meeting, must provide advance written notice along with other prescribed information. In general, such notice must be received by the Secretary of the Company at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting. The specific procedures to be used by shareholders to recommend nominees for director are set forth in the Company’s Director Nomination Policy, a copy of which is attached hereto as Appendix A. The specific procedures to be used by shareholders to submit a proposal in person at an annual meeting are set forth in the Company’s By-Laws, a copy of which may be obtained upon written request to the Secretary of the Company. The chairman of the meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the procedures set forth in the Company’s By-Laws and, in the case of nominations, the Director Nomination Policy.

PROXY SOLICITATION

In addition to the use of the mails, proxies may be solicited by personal interview, or by telephone or other means, and banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of our Common Stock. Proxies may be solicited by our directors, officers and key employees on a voluntary basis without compensation. We will bear the cost of soliciting proxies on our behalf.

FORM 10-K

Our 2008 Form 10-K, including consolidated financial statements for the year ended December 31, 2008, accompanies this proxy statement. The 2008 Form 10-K is also available on the Company’s website at http://www.ameren.com. If requested, we will provide you copies of any exhibits to the 2008 Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. You can request exhibits to the 2008 Form 10-K by writing to the Office of the Secretary, Ameren Corporation, P.O. Box 66149, St. Louis, Missouri 63166-6149.

FOR INFORMATION ABOUT THE COMPANY, INCLUDING THE COMPANY’S ANNUAL, QUARTERLY AND CURRENT REPORTS ON SEC FORMS 10-K, 10-Q AND 8-K, RESPECTIVELY, PLEASE VISIT THE INVESTORS’ SECTION OF AMEREN’S HOME PAGE ON THE INTERNET — HTTP://WWW.AMEREN.COM. INFORMATION CONTAINED ON THE COMPANY’S WEBSITE IS NOT INCORPORATED INTO THIS PROXY STATEMENT OR OTHER SECURITIES FILINGS.

APPENDIX A

Policy Regarding Nominations of Directors

The Nominating and Corporate Governance Committee (the “Committee”) has adopted the following policy (the “Director Nomination Policy”) to assist it in fulfilling its duties and responsibilities as provided in its charter (the “Charter”). This Director Nomination Policy may be amended and/or restated from time to time by the Committee in accordance with the Charter and as provided herein.

1.    Recommended Candidates.  The Committee shall consider any and all candidates recommended as nominees for directors to the Committee by any directors, officers, shareholders of the Company, third party search firms and other sources. Under the terms of the Company’s By-Laws, the Committee will consider director nominations from shareholders of record who provide timely written notice along with prescribed information to the Secretary of the Company. To be timely, the notice must be received by the Secretary at the principal executive offices of the Company not later than 60 or earlier than 90 days prior to the anniversary of the previous year’s annual meeting, except in the case of candidates recommended by shareholders of more than 5% of the Company’s Common Stock who may also submit recommendations for nominations to the Committee in accordance with the procedures in Section 2 under “5% Shareholder Recommendations” and except as otherwise provided in the Company’s By-Laws. To be in proper form, such shareholder’s notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, (i) all information relating to such person that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected) and (ii) a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such shareholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K if the shareholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such provision and the nominee were a director or executive officer of such registrant; (b) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner, (ii) (A) the class or series and number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such shareholder and such beneficial owner, (B) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any class or series of shares of the Company or with a value derived in whole or in part from the value of any class or series of shares of the Company, whether or not such instrument or right shall be subject to settlement in the underlying class or series of capital stock of the Company or otherwise (a “Derivative Instrument”) directly or indirectly owned beneficially by such shareholder and any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of the Company, (C) any proxy, contract, arrangement, understanding, or relationship pursuant to which such shareholder has a right to vote any shares of any security of the Company, (D) any short interest in any security of the Company (for purposes of this Director Nomination Policy a person shall be deemed to have a short interest in a security if such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has the opportunity to profit or share in any profit derived from any decrease in the value of the subject security), (E) any rights to dividends on the shares of the Company owned beneficially by such shareholder that are separated or separable from the underlying shares of the Company, (F) any proportionate interest in shares of the Company or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such shareholder is a general partner or, directly or indirectly, beneficially owns an interest in a general partner and (G) any performance-related fees (other than an asset-based fee) that such shareholder is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, if any, as of the date of such notice, including without limitation any such interests held by members of such shareholder’s immediate family sharing the same household (which information shall be supplemented by such shareholder and beneficial owner, if any, not later than 10 days after the record date for the meeting to disclose such ownership as of the record date); and (iii) any other information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder; and (c) a signed statement by the nominee agreeing that, if elected, such nominee will (i) represent all Company shareholders in accordance with applicable law and the Company’s By-Laws, and (ii) comply with the Company’s Corporate Compliance Policy and this Director Nomination Policy. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee. Notwithstanding anything to the contrary contained in this Director Nomination Policy, the Committee shall not consider or recommend as a nominee for director any person who fails to meet the Director Qualification Standards set forth in the Company’s Corporate Governance Guidelines.

2.     5% Shareholder Recommendations.  For purposes of facilitating disclosure required in the proxy statement, the Committee and the Corporate Secretary shall identify any candidates recommended by shareholders owning more than 5% of the Company’s Common Stock, and identify the shareholder making such recommendation, as provided in and to the extent required by the federal securities laws. In addition to the procedures for shareholders to recommend nominees described in Section 1 above, shareholders or a group of shareholders who have owned more than 5% of the Company’s Common Stock for at least one year as of the date the recommendation was made, may recommend nominees for director who meet the Director Qualification Standards set forth in the Company’s Corporate Governance Guidelines to the Committee provided that written notice from the shareholder(s) must be received by the Secretary of the Company at the principal executive offices of the Company not later than 120 days prior to the anniversary of the date the Company’s proxy statement was released to shareholders in connection with the previous year’s annual meeting, except as otherwise provided in the Company’s By-Laws. To be in proper form, such shareholder’s(s’) notice shall set forth the information required in Sections 1(a) and 1(b), include a signed statement as required in Section 1(c) and include the written consent of the shareholder’s(s’) recommending the nominee to being identified in the Company’s proxy statement. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

3.    Desired Qualifications, Qualities and Skills.  The Committee shall endeavor to find individuals of high integrity who have a solid record of accomplishment in their chosen fields and who possess the qualifications, qualities and skills to effectively represent the best interests of all shareholders. Candidates will be selected for their ability to exercise good judgment, and to provide practical insights and diverse perspectives.

The Committee considers the following qualifications at a minimum to be required of any Board members in recommending to the Board of Directors potential new Board members, or the continued service of existing members:

•	the highest professional and personal ethics;

•	broad experience in business, government, education or technology;

•	ability to provide insights and practical wisdom based on their experience and expertise;

•	commitment to enhancing shareholder value;

•	sufficient time to effectively carry out their duties; their service on other boards of public companies should be limited to a reasonable number;

•	compliance with legal and regulatory requirements;

•	ability to develop a good working relationship with other Board members and contribute to the Board’s working relationship with senior management of the Company; and

•	independence; a majority of the Board shall consist of independent directors, as defined in this Director Nomination Policy.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Committee may also consider such other factors as it may deem are in the best interests of the Company and its shareholders. The Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules.

4.    Independence.  The Committee believes and it is the policy of the Company that a majority of the members of the Board meet the definition of “independent director” set forth in this Director Nomination Policy. The Committee shall annually assess each nominee for director by reviewing any potential conflicts of interest and outside affiliations, based on the criteria for independence set out below.

An independent director is one who:

(1)    has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company;

(2)    is not an employee of the Company and no member of his or her immediate family is an executive officer of the Company;

(3)    has not been employed by the Company and no member of his or her immediate family has been an executive officer of the Company during the past three years;

(4)    has not received and no member of his or her immediate family has received more than $120,000 per year in direct compensation from the Company in any capacity other than as a director or as a pension for prior service during the past three years;

(5)    (A) is not a current partner or employee of a firm that is the Company’s internal or external auditor; (B) does not have an immediate family member who is a current partner of the Company’s internal or external auditor; (C) does not have an immediate family member who is a current employee of the Company’s internal or external auditor and who personally works on the Company’s audit; and (D) within the last three years was not and no member of his or her immediate family was a partner or employee of the Company’s internal or external auditor and personally worked on the Company’s audit within that time;

(6)    is not and no member of his or her immediate family is currently, and for the past three years has not been, and no member of his or her immediate family has been, part of an interlocking directorate in which an executive officer of the Company serves on the compensation committee of another company that employs the director or an immediate family member of the director;

(7)    is not an executive officer or an employee, and no member of his or her immediate family is an executive officer, of another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single year, exceeds the greater of $1 million, or 2% of such other company’s consolidated revenues during any of the past three years;

(8)    is free of any relationships with the Company that may impair, or appear to impair, his or her ability to make independent judgments; and

(9)    is not and no member of his or her immediate family is employed as an executive officer of a charitable organization that receives contributions from the Company or a Company charitable trust, in an amount which exceeds the greater of $1 million or 2% of such charitable organization’s total annual receipts.

This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board’s performance.

For purposes of determining a “material relationship,” the Committee shall utilize the following standards:

1.    Any payments by the Company to a director’s primary business affiliation or the primary business affiliation of an immediate family member of a director for goods or services, or other contractual arrangements, must be made in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons.

2.    The aggregate amount of such payments must not exceed 2% of the Company’s consolidated gross revenues; provided, however, there may be excluded from this 2% standard payments arising from (a) competitive bids which determined the rates or charges for the services and (b) transactions involving services at rates or charges fixed by law or governmental authority.

For purposes of these independence standards, (i) immediate family members of a director include the director’s spouse, parents, stepparents, children, stepchildren, siblings, mother- and father-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law and anyone (other than domestic employees) who shares the director’s home and (ii) the term “primary business affiliation” means an entity of which the director is a principal/executive officer or in which the director holds at least a 5% equity interest.

5.    Nominee Evaluation Process.  The Committee will consider as a candidate any director of the Company who has indicated to the Committee that he or she is willing to stand for re-election as well as any other person who is recommended by any shareholders of the Company in accordance with the procedures described under “Recommended Candidates” in Section 1 and under “5% Shareholder Recommendations” in Section 2. The Committee may also undertake its own search process for candidates and may retain the services of professional search firms or other third parties to assist in identifying and evaluating potential nominees and, if fees are paid to such persons in any year, such fees shall be disclosed in the next annual proxy statement relating to such year. The Committee may use any process it deems appropriate for the purpose of evaluating candidates which is consistent with the policies set forth in the Charter, Corporate Governance Guidelines and this Director Nomination Policy, which process may include, without limitation, personal interviews, background checks, written submissions by the candidates and third party references. Although the Committee may seek candidates that have different qualities and experiences at different times in order to maximize the aggregate experience, qualities and strengths of the Board members, nominees for each election or appointment of directors shall be evaluated using a substantially similar process and under no circumstances shall the Committee evaluate nominees recommended by a shareholder of the Company pursuant to a process substantially different than that used for other nominees for the same election or appointment of directors.

6.    Categorize Recommendations.  For purposes of facilitating disclosure required in the proxy statement, the Committee and the Corporate Secretary shall identify and organize the recommendations for nominees received by the Committee (other than nominees who are executive officers or who are directors standing for re-election) in accordance with one or more of the following categories of persons or entities that recommended that nominee:

(1)     a shareholder, a 5% shareholder, independent director, chief executive officer, or other executive officer of the Company;

(2)    a third-party search firm used by or on behalf of the Company; and

(3)    any other specified source.

7.    Voting for Directors.  Each director and each nominee for election as director shall agree, by serving as a director or by accepting nomination for election as a director, that if while serving as a director such director is a nominee for re-election as a director at an annual meeting of the shareholders and fails to obtain the necessary shareholder vote, as provided in the Company’s By-Laws, to be re-elected as a director at the annual meeting, he or she shall tender his or her resignation as a director for consideration by the Committee. The Committee shall evaluate the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect to such tendered resignation.

8.    Material Changes to Nomination Procedures.  For proposes of facilitating disclosure required in Form 10-K and Form 10-Q, the Committee and the Corporate Secretary shall identify any material changes to the procedures for shareholder nominations of directors for the reporting period in which such material changes occur.

9.    Posting of Policy.  This Director Nomination Policy shall be posted to the Company’s website in accordance with the Company’s Corporate Governance Guidelines.

10.    Amendments to This Policy.  Any amendments to this Director Nomination Policy must be approved by the Committee and ratified by the Board.

11.    Applicability to Registered Companies.  This Director Nomination Policy shall apply to all Company subsidiaries which are registered companies under the Exchange Act and that are required to file a proxy or information statement pursuant thereto, provided that the independence requirements contained herein shall not apply to such registered companies which constitute “controlled companies” within the meaning of NYSE listing requirements pursuant to an election by each controlled company, as permitted under NYSE listing requirements.

October 10, 2008

AMEREN CORPORATION 1901 CHOUTEAU AVENUE ST. LOUIS, MO 63103

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 24, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Ameren Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 24, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Ameren Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	AMREN1	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

AMEREN CORPORATION THE BOARD OF DIRECTORS RECOMMENDS VOTING
FOR ITEMS 1 AND 2 AND AGAINST ITEM 3
Vote On Directors					For All	Withhold All	For All Except
ITEM 1								To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
ELECTION OF DIRECTORS—NOMINEES FOR DIRECTOR
01)	STEPHEN F. BRAUER	08)	DOUGLAS R. OBERHELMAN
02)	SUSAN S. ELLIOTT	09)	GARY L. RAINWATER		☐	☐	☐
03)	ELLEN M. FITZSIMMONS	10)	HARVEY SALIGMAN
04)	WALTER J. GALVIN	11)	PATRICK T. STOKES
05)	GAYLE P.W. JACKSON	12)	THOMAS R. VOSS
06)	JAMES C. JOHNSON	13)	JACK D. WOODARD
07)	CHARLES W. MUELLER
Vote On Proposals								For	Against	Abstain
ITEM 2 - RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.								☐	☐	☐

ITEM 3 - SHAREHOLDER PROPOSAL RELATING TO RELEASES FROM THE CALLAWAY PLANT.								☐	☐	☐

Each of the foregoing proposals is more fully described in the accompanying proxy statement.

Shares registered in the name of a Custodian or Guardian must be signed by such. Executors, administrators, trustees, etc. should so indicate when signing.

This proxy will be voted as specified above. If no direction is made, this proxy will be voted FOR all nominees listed above and as recommended by the Board on the other items listed above.
Please indicate if you plan to attend this meeting.			Yes ☐	No ☐
									Yes	No
					HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household.				☐	☐

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)		Date

ADMISSION TICKET (Not Transferable)

AMEREN CORPORATION ANNUAL MEETING OF SHAREHOLDERS Tuesday, April 28, 2009 9:00 a.m. CDT Chase Park Plaza Hotel Khorassan Ballroom 212 N. Kingshighway Blvd. St. Louis, MO 63108

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the shareholder listed on the reverse side and is not transferable.

FREE PARKING WILL BE AVAILABLE IN THE CHASE PARK PLAZA’S PARKING GARAGE. YOUR PARKING TICKET WILL BE VALIDATED AT THE REGISTRATION STATION PRIOR TO YOUR ENTRANCE INTO THE MEETING.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting on April 28, 2009: The Notice and Proxy Statement and Form 10-K Wrap are available at www.proxyvote.com.

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AMEREN CORPORATION P.O. BOX 66149, ST. LOUIS, MISSOURI 63166-6149 PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 28, 2009

The undersigned hereby appoints GARY L. RAINWATER, WARNER L. BAXTER and STEVEN R. SULLIVAN, and any of them, each with the power of substitution, as proxy for the undersigned, to vote all shares of capital stock of Ameren Corporation represented hereby at the Annual Meeting of Shareholders to be held at the Chase Park Plaza Hotel, Khorassan Ballroom, 212 N. Kingshighway Blvd., St. Louis, Missouri, on April 28, 2009 at 9:00 a.m., and at any adjournment thereof, upon all matters that may be submitted to a vote of shareholders including the matters described in the proxy statement furnished herewith, subject to any directions indicated on the reverse side of this proxy card and in their discretion on any other matter that may be submitted to a vote of shareholders. This proxy card also provides voting instructions, if applicable, for shares held in the DRPlus Plan and the various employee stock purchase and benefit plans as described in the proxy statement.

Please vote, date and sign on the reverse side hereof and return this proxy card promptly in the enclosed envelope. If you attend the meeting and wish to change your vote, you may do so automatically by casting your ballot at the meeting.

SEE REVERSE SIDE